Exhibit 10.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

MSDSONLINE HOLDINGS, INC.,

MSDSONLINE ACQUISITION CORP.,

MSDSONLINE INC.,

GB STOCKHOLDER SERVICES, INC., as the Stockholder Representative

and

ICG HOLDINGS, INC., as the Guarantor

Dated as of March 27, 2012

2.19	Employee Benefit Programs	34

2.20	Insurance Coverage	35

2.21	Investment Banking; Brokerage	36

2.22	Environmental Matters	36

2.23	Customers; Customer Attrition	36

2.24	Illegal Payments	36

2.25	Solvency	37

2.26	Indebtedness	37

2.27	Privacy of Customer Information	37

2.28	Disclosure	37

2.29	Votes and Approvals Required	37

2.30	Disclaimer of Other Representations and Warranties	38

Section 3.	Representations and Warranties of Parent and Merger Sub	38

3.1	Organization and Corporate Power	38

3.2	Authority and Non-Contravention	38

3.3	Financial Ability	39

3.4	Litigation	39

3.5	Ownership and Operations of Merger Sub	39

3.6	Investment Banking; Brokerage	39

Section 4.	Covenants	39

4.1	Interim Operations of the Company	39

4.2	Company Share Rollover; Related Agreements and Transactions	41

4.3	Access; Confidentiality; Disclosure.	41

4.4	Efforts and Actions of the Company and Parent to Cause Closings to Occur; Regulatory Notices	42

4.5	Exclusivity	42

4.6	Notice of Certain Events	43

4.7	Company Stockholder Approval	43

4.8	Company Options and Company Warrants	44

4.9	Surviving Corporation Equity Compensation	44

4.10	Insurance and Indemnification of Directors and Officers	44

Section 4A.	Tax Matters	45

4A.1	Responsibility for Filing Tax Returns	45

4A.2	Cooperation on Tax Matters	45

4A.3	Certain Taxes and Fees	46

4A.4	Tax Refund	46

Section 5.	Closing Conditions	47

5.1	Conditions to Each Party’s Obligation to Effect Closing	47

5.2	Conditions to Obligations of Parent and Merger Sub to Effect the Closing	47

5.3	Conditions to Obligations of the Company to Effect the Closing	49

Section 6.	Termination	50

6.1	Termination	50

6.2	Effect of Termination	51

6.3	Right to Proceed	51

Section 7.	Survival of Representations and Warranties; Indemnification	51

7.1	Survival of Representations, Warranties and Covenants	51

7.2	Indemnification	52

7.3	Limitations on Indemnification	53

7.4	Notice; Payment of Losses; Defense of Third Party Claims	56

Section 8.	Stockholder Representative	57

8.1	Appointment	57

8.2	Company Stockholders Bound	58

8.3	Resignation	58

8.4	Limits, Reliance	58

8.5	Stockholder Representative Indemnification	59

Section 9.	General	59

9.1	Waivers and Consents; Amendments	59

9.2	Governing Law	60

9.3	Consent to Jurisdiction	60

9.4	Waiver of Jury Trial	60

9.5	Section Headings; Construction	60

9.6	Counterparts	61

9.7	Notices and Demands	61

9.8	Remedies; Severability	62

9.9	Integration	62

9.10	Assignability; Binding Agreement	62

9.11	Expenses	63

9.12	Publicity	63

9.13	Conflict and Privilege	63

9.14	Guarantee; ICG Payment Rights and Obligations	64

EXHIBITS

Exhibit A	Principal Stockholders
Exhibit B	Form of Support Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D-1	Form of Certificate of Incorporation
Exhibit D-2	Form of Bylaws
Exhibit E-1	Form of Letter of Transmittal (Company Capital Stock)
Exhibit E-2	Form of Option Cancellation (In-The-Money Options)
Exhibit E-3	Form of Warrant Cancellation (In-The-Money Warrants)
Exhibit F-1	Form of Paying Agent Agreement
Exhibit F-2	Form of Escrow Agreement
Exhibit G-1	Company Share Rollover Amounts
Exhibit G-2	Form of Contribution Agreement
Exhibit H	Form of Stockholder Agreement
Exhibit I-1	Form of Employment Agreement – Trout
Exhibit I-2	Form of Employment Agreement – Flynn
Exhibit I-3	Form of Employment Agreement – Deger
Exhibit I-4	Form of Employment Agreement – Haling
Exhibit I-5	Form of Employment Agreement – Owens
Exhibit J	Form of Restrictive Covenant Agreement
Exhibit K	Form of Surviving Corporation Equity Incentive Plan
Exhibit L	Form of Legal Opinion of Kelley Drye & Warren LLP

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 27, 2012 by and among MSDSonline Holdings, Inc., a Delaware corporation (“Parent”), MSDSonline Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), MSDSonline Inc., a Delaware corporation (the “Company”), GB Stockholder Services, Inc., an Illinois corporation, as Stockholder Representative (the “Stockholder Representative”), and ICG Holdings, Inc., a Delaware corporation (the “Guarantor”).

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with the Company to be the surviving corporation of the Merger (as defined below).

B. The Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Merger, and the other transactions contemplated by this Agreement and (iii) determined to recommend that the stockholders of the Company adopt and approve this Agreement and the other transactions contemplated by this Agreement, and approve the Merger.

C. The respective boards of directors of Parent and Merger Sub have approved this Agreement, the Merger, and the other transactions contemplated by this Agreement.

D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of the Principal Stockholders listed on Exhibit A hereto (the “Principal Stockholders”) is entering into a Support Agreement in the form attached hereto as Exhibit B (the “Support Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Purchase and Sale of Shares

1.1 Definitions.

(a) The following terms, as used herein, have the following meanings:

“Affiliate” of a Person means (i) with respect to an individual, any member of such individual’s family (including any child, step-child, parent, step-parent, spouse, sibling,

mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law); (ii) with respect to any other Person, any officer or director of such Person, or any shareholder, partner or investor having a 10% or greater economic interest in or having a contractual right to acquire more than a 10% economic interest in, such Person or any affiliate of such Person; and (iii) with respect to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. Any trust or nominee directly or indirectly holding securities principally for the benefit of employees of a party hereto or its Affiliates (including, without limitation, any Employee (as defined below) or Worker (as defined below)) shall be deemed to be an Affiliate of such party.

“Applicable Accounting Principles” means the same accounting methods, policies, practices and procedures, with consistent classification, judgments and estimation methodology, in accordance with GAAP and as were used by the Company in preparing the Company Financial Statements (as defined below), not taking into account any changes in circumstances or events occurring after the closing of business on the Closing Date (as defined below).

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banks are authorized or required to close in the City of New York.

“Certificate” means a stock certificate in respect of share(s) of Company Capital Stock.

“Claim” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Company Common Stock.

“Company Common Stock” means the Class A Common Stock, par value $0.001 per share, of the Company.

“Company Debt” means all obligations of the Company and/or any of its Subsidiaries (i) for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (ii) evidenced by notes, bonds, debentures or similar instruments or (iii) in the nature of guarantees of the obligations described in clauses (i) and (ii), but excluding that certain Letter of Credit No. 641482-44 issued to SRI Ten West Mart LLC (as beneficiary thereunder) in the original amount of $300,000 and current available amount of $206,550.

“Company Material Adverse Effect” means any event, change, circumstance, effect or state of facts that has had or could reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, provided that any adverse change, event, development, or effect (whether short-term or long-term) primarily arising from or relating to any of the following shall not be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) general business or economic conditions, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority or (vi) the entering into, announcing that the Parties have entered into, or the taking of any action contemplated by, this Agreement and the other agreements contemplated hereby; provided, however, that any event, change, circumstance, effect or state of facts referred to immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, circumstance, effect or state of facts has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Options” means the In-The-Money Company Options and the Out-Of-The-Money Company Options.

“Company Warrants” means the In-The-Money Company Warrants and the Out-Of-The-Money Company Warrants.

“Control” (including the terms “controlled by” and “under common control with”) means (unless otherwise provided in the Agreement), in respect of a Person, the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, or to appoint the managing and governing bodies of such Person, or a majority of the members thereof if they decide collectively, whether through the ownership of voting securities, as trustee or executor, by contract, credit arrangement or otherwise.

“Escrow Amount” means an amount equal to $5,112,717.55.

“Escrow Consideration” means the portion of the Merger Consideration that is to be deposited with the Escrow Agent on the Closing Date pursuant to Section 1.7(e)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“ICG” means ICG Holdings, Inc. or its designee.

“ICGE” means ICG Group, Inc.

“ICG Material Adverse Effect” means any event, change, circumstance, effect or state of facts that has had or could reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of ICG and its Subsidiaries taken as a whole, provided that any adverse change, event, development, or effect (whether short-term or long-term) primarily arising from or relating to any of the following shall not be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, an ICG Material Adverse Effect: (i) general business or economic conditions, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP or (v) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority; provided, however, that any event, change, circumstance, effect or state of facts referred to immediately above shall be taken into account in determining whether an ICG Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, circumstance, effect or state of facts has a disproportionate effect on ICG and its Subsidiaries, taken as a whole, compared to other participants in the industries in which ICG and its Subsidiaries conduct their businesses.

“In-The-Money Company Option” means an option to purchase a share of Company Capital Stock with respect to which the Merger Consideration attributable to such share of Company Capital Stock exceeds the exercise price attributable to such option.

“In-The-Money Company Warrant” means a warrant to purchase a share of Company Capital Stock with respect to which the Merger Consideration attributable to such share of Company Capital Stock exceeds the exercise price attributable to such warrant.

“Initial Merger Consideration” means the portion of the Merger Consideration, as set forth on the Closing Payment Schedule, that is to be deposited with the Paying Agent on the Closing Date pursuant to Section 1.7(e)(i).

“Initial Merger Consideration Amount” means an amount equal to the Closing Date Merger Consideration (as defined below), less the Escrow Amount, less the Stockholder Representative Expense Amount.

“Key Employee” means each of Glenn Trout, Patricia Owens, Michael Flynn, Ronald Deger and Chuck Haling.

“Knowledge” means, with respect to the Company, the actual knowledge of Glenn Trout, Patricia Owens, Michael Flynn, Ronald Deger and Chuck Haling, as well as the knowledge such individuals could reasonably be expected to have after conducting a reasonable investigation.

“Laws” means any statutes, ordinances, orders, rules and regulations promulgated by any U.S. federal, state, municipal, non-U.S. or other Governmental Authority (as defined below).

“Net Working Capital” means (i) the amount of “Current Assets” listed on the Company’s Balance Sheet as of the Closing, less (ii) the amount of “Current Liabilities” (including all short-term and long-term “Deferred Revenue”) listed on the Company’s Balance

Sheet as of the Closing, in each case, as prepared in accordance with the Applicable Accounting Principles.

“Ordinary Course of Business” means the ordinary course of business of the Company, consistent with past custom and practice (including with respect to quantity and frequency).

“Out-Of-The-Money Company Option” means an option to purchase a share of Company Capital Stock with respect to which the exercise price attributable to such option exceeds the Merger Consideration attributable to such share of Company Capital Stock.

“Out-Of-The-Money Company Warrant” means a warrant to purchase a share of Company Capital Stock with respect to which the exercise price attributable to such warrant exceeds the Merger Consideration attributable to such share of Company Capital Stock.

“Parent Stock” means Common Stock, $0.001 par value per share, of Parent.

“Person” means an individual, a corporation, a joint venture, a trust, an association, an unincorporated organization, a limited liability company or partnership, any other entity, a governmental entity or any agency or political subdivision thereof.

“Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

“Principal Stockholders” means those holders of capital stock of the Company listed on Exhibit A as Principal Stockholders, each of whom is becoming a party to a Support Agreement on the date hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means Series A Preferred Stock, $0.001 par value per share, of the Company.

“Series B Preferred Stock” means Series B Preferred Stock, $0.001 par value per share, of the Company.

“Series C Preferred Stock” means Series C Preferred Stock, $0.001 par value per share, of the Company.

“Series D Preferred Stock” means Series D Preferred Stock, $0.001 par value per share, of the Company.

“Stock Plans” means, collectively, the Company’s Amended and Restated 2000 Long-Term Incentive Plan, 2005 Long-Term Incentive Plan and 2006 Long-Term Incentive Plan.

“Stockholder Representative Expense Amount” means an amount of cash equal to $200,000.

“Subsidiary” means, with respect to any Person, any or all other Person(s) of which a majority of the total voting power of shares of stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by such Person or one or more of its other Subsidiaries or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in any Person if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or Control such entity.

(b) Each of the following terms is defined in the section set forth opposite such term:

Term	Section
Accounting Referee	1.10(d)
Agreement	Opening Paragraph
Bankruptcy and Equity Exceptions	2.2(a)
Closing	1.3
Closing Company Debt	1.10(b)
Closing Date	1.3
Closing Date Merger Consideration	1.7(a)
Closing Payment Schedule	1.7(f)
Closing Statement	1.10(b)
Closing Working Capital	1.10(b)
Company	Opening Paragraph
Company Base Balance Sheet	2.6(a)
Company Board	Recitals
Company D&O Indemnified Party	4.10(b)
Company Disclosure Schedule	2 (Preamble)
Company Executives	4.2(c)
Company Financial Statements	2.6(a)
Company Indemnified Parties	7.2(b)
Company Intellectual Property Assets	2.14(b)(i)
Company Share Rollover	4.2(a)
Company Stockholders	1.7(a)
Company Stockholder Approval	2.28
Company Trade Secrets	2.14(a)(viii)
Contribution Agreement	4.2(a)
Copyrights	2.14(b)(ii)(C)
Customer	2.23
Customer Retention Rate	2.23
DGCL	Recitals
Disputed Claims	8.1(b)
Dissenting Shares	1.8(a)
Effective Time	1.3
Employees	2.16(a)

Term	Section
Employee Benefit Program	2.19(a)
Environmental Laws	2.22
ERISA	2.19(a)
Escrow Agent	1.7(e)(ii)
Escrow Agreement	1.7(e)(ii)
Estimated Company Debt	1.10(a)
Estimated Working Capital	1.10(a)
Executive Employment Agreements	4.2(c)
Expiration Date	7.1(b)
Final Company Debt	1.10(g)
Final Working Capital	1.10(g)
Fundamental Company Representations	7.1(b)
Fundamental Parent Representations	7.1(c)
Governmental Authority	2.2(a)
Guarantor	Opening Paragraph
Hazardous Material	2.22
Indemnified Party	7.4(a)
Indemnifying Party	7.4(a)
Insurance Policies	2.20
Intellectual Property Assets	2.14(b)(ii)
Interim Period	4.1
IRS	2.12(a)
KDW	5.2(k)
Letter of Transmittal	1.7(a)
Losses	7.2(a)
Marks	2.14(b)(ii)(B)
Material Contracts	2.13
Merger	1.2
Merger Consideration	1.7(a)
Merger Filing	1.3
Merger Sub	Opening Paragraph
Most Recent Balance Sheet	2.6(a)
Net Estimated Working Capital	1.10(f)(i)
Net Final Working Capital	1.10(f)(i)
Net Adjusted Working Capital Shortfall Amount	1.10(f)(ii)
New Equity Incentive Plan	4.9
Option Cancellation	1.7(a)
Parent	Opening Paragraph
Parent Disclosure Schedule	3 (Preamble)
Parent Indemnified Parties	7.2(a)
Patents	2.14(b)(ii)(A)
Paying Agent	1.7(e)(i)
Paying Agent Agreement	1.7(e)(i)

Term	Section
Permits	2.17
Permitted Encumbrances	2.11(a)
Pre-Closing Tax Period	2.12(h)
Principal Stockholders	Recitals
Products	2.14(b)(iii)
PPA Escrow Amount	1.7(e)(ii)
Registered Intellectual Property	2.14(a)(ii)
Required Consents	2.2(b)
Restrictive Covenant Agreement	4.2(c)
Rollover Participant	4.2(a)
SEC	2.15(b)
Short Period	4A.3
Special Tax Provisions	7.2(c)
Stockholder Agreement	4.2(b)
Stockholder Closing Documents	1.7(a)
Stockholder Indemnifying Parties	7.2(a)
Stockholder Representative	Opening Paragraph
Stockholder Representative Expense Fund	1.7(e)(iii)
Straddle Period	2.12(h)
Support Agreement	Recitals
Surviving Corporation	1.2
Tail Period	4.10(a)
Target Working Capital	1.7(a)
Taxes	2.12(a)
Tax Returns	2.12(a)
Termination Date	6.1(c)
Third Party Claim	7.4(a)
Third Party Claim Notice	7.4(a)
Third Party Rights	2.14(a)(iii)
Threshold	7.3(a)
Trade Secrets	2.14(b)(ii)(D)
Transaction Expenses	9.11
Warrant Cancellation	1.7(a)
Workers	2.16(a)

1.2 The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the provisions of the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

1.3 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 6, the closing of the Merger (the “Closing”) will take place as promptly as practicable, but no later than five Business Days, following the satisfaction or waiver of the conditions set forth in Section 5 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at a place and time to be mutually agreed to by Parent and the Company. The parties will use commercially reasonable efforts to cause the Closing to occur on March 30, 2012. The date upon which the Closing occurs is herein referred to as the “Closing Date.” At the Closing, (a) the parties hereto shall deliver the relevant certificates, instruments, and documents referred to in Section 5, (b) Parent shall deposit the Initial Merger Consideration with the Paying Agent (as defined below), the Escrow Consideration with the Escrow Agent (as defined below), and Merger Consideration in the amount of the Stockholder Representative Expense Amount with the Stockholder Representative, in each case, pursuant to Section 1.7, and (c) the Company and Merger Sub shall cause the Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit C with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (such filing, the “Merger Filing”) (the time of the acceptance by the Secretary of State of the State of Delaware of the Merger Filing is referred to herein as the “Effective Time”).

1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights and property of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts and liabilities of the Company and Merger Sub shall become the debts and liabilities of the Surviving Corporation. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement.

1.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of Merger Sub shall be in the form attached hereto as Exhibit D-1 and shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by applicable Law and the terms of such certificate of incorporation.

(b) At the Effective Time, the bylaws of Merger Sub shall be in the form attached hereto as Exhibit D-2 and shall be the bylaws of the Surviving Corporation until thereafter amended as provided by applicable Law, the terms of the certificate of incorporation of the Surviving Corporation and the terms of such bylaws.

1.6 Directors and Officers. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation.

1.7 Merger Consideration; Effect on Capital Stock.

(a) The aggregate cash consideration to be paid by Parent in the Merger to holders of outstanding shares of Company Capital Stock, holders of vested In-The-Money Company Options and holders of In-The-Money Company Warrants (collectively, “Company Stockholders”) shall be an amount equal to $48,127,175.54, less the amount of Estimated Company Debt (as defined below), less the amount, if any, by which -$5,325,000 (the “Target Working Capital”) exceeds the Estimated Working Capital (as defined below) or plus the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital (the “Closing Date Merger Consideration”) (as may be further adjusted pursuant to Sections 1.10, 4A and 7 and the provisions of the Escrow Agreement (as defined below), the “Merger Consideration”). The Merger Consideration shall be payable as set forth in this Section 1.7. Only those (i) holders of Company Capital Stock who have properly transmitted their Certificate(s) or an affidavit attesting to the loss of such Certificate(s), along with a duly completed and validly executed letter of transmittal substantially in the form attached hereto as Exhibit E-1 (each, a “Letter of Transmittal”), (ii) holders of In-The-Money Company Options who have properly submitted a duly completed and validly executed option cancellation substantially in the form attached hereto as Exhibit E-2 (each, an “Option Cancellation”) and (iii) holders of In-The-Money Company Warrants who have properly submitted a duly completed and validly executed warrant cancellation substantially in the form attached hereto as Exhibit E-3 (each, a “Warrant Cancellation”), in each case, along with any other documentation as is reasonably requested from such holder by the Paying Agent (the documents required pursuant to this Section 1.7(a) (including clauses (i), (ii) and (iii) hereof) collectively being referred to as the “Stockholder Closing Documents”) shall be entitled to receive a portion of the Merger Consideration.

(b) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, but subject to the other provisions of this Section 1.7 and Sections 1.8, 1.9 and 1.10:

(i) Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of any holders of Company Capital Stock, be cancelled and terminated and converted into the right to receive (without interest) a portion of the Merger Consideration as set forth on the Closing Payment Schedule;

(ii) Each share of Company Capital Stock held in the treasury of the Company and each share of Company Capital Stock owned by Parent or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii) Each share of Common Stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share, of the Surviving Corporation. The stock certificate evidencing shares of Common Stock of Merger Sub shall then evidence ownership of the outstanding shares of Common Stock of the Surviving Corporation.

(c) Treatment of Company Options. Each In-The-Money Company Option and Out-Of-The-Money Company Option, vested or unvested, outstanding immediately prior to the Effective Time shall be cancelled as described below:

(i) At the Effective Time, each vested In-The-Money Company Option outstanding immediately prior to the Effective Time shall be cancelled and terminated and converted into the right to receive (without interest) a portion of the Merger Consideration as set forth on the Closing Payment Schedule, provided that, for the avoidance of doubt, the exercise price per share of Company Capital Stock underlying such In-The-Money Company Option shall be retained by the Company and reflected in the calculation of Closing Working Capital (as defined below); and

(ii) At the Effective Time, each Out-Of-The-Money Company Option and unvested In-The-Money Company Option outstanding immediately prior to the Effective Time shall be cancelled for no consideration therefor.

(d) Treatment of Company Warrants. Each In-The-Money Company Warrant and Out-Of-The-Money Company Warrant outstanding immediately prior to the Effective Time shall be cancelled as described below:

(i) At the Effective Time, each In-The-Money Company Warrant outstanding immediately prior to the Effective Time shall be cancelled and terminated and converted into the right to receive (without interest) a portion of the Merger Consideration as set forth on the Closing Payment Schedule, provided that, for the avoidance of doubt, the exercise price per share of Company Capital Stock underlying such In-The-Money Company Warrant shall be retained by the Company and reflected in the calculation of Closing Working Capital; and

(ii) At the Effective Time, each Out-Of-The-Money Company Warrant outstanding immediately prior to the Effective Time shall be cancelled for no consideration therefor.

(e) Payment. The Merger Consideration shall be paid as follows:

(i) On the Closing Date, the Initial Merger Consideration in an aggregate amount equal to the Initial Merger Consideration Amount shall be deposited with U.S. Bank National Association or another bank or trust mutually acceptable to Parent and the Company, as paying agent (the “Paying Agent”), into an account pursuant to a paying agent agreement by and among Parent, the Company and the Paying Agent substantially in the form attached hereto as Exhibit F-1 (the “Paying Agent Agreement”), for distribution to the Company Stockholders in accordance with the Closing Payment Schedule as promptly as practicable following each such Company Stockholder’s submission of duly executed Letter(s) of Transmittal and other Stockholder Closing Documents, as applicable, pursuant to Section 1.9.

(ii) On the Closing Date, the Escrow Consideration shall be deposited into an escrow account pursuant to an escrow agreement by and among Parent, the Stockholder Representative, ICG and U.S. Bank National Association, as escrow agent (the “Escrow Agent”) substantially in the form attached hereto as Exhibit F-2 (the “Escrow Agreement”) and shall be available thereafter to satisfy (A) the obligations of the Company Stockholders, as applicable, pursuant to Section 1.10, and (B) certain claims and obligations pursuant to the terms of this Agreement and the Escrow Agreement, as applicable. An amount of the Escrow Consideration equal to $300,000 is for the purpose of securing the obligations of the Company Stockholders under Section 1.10 (such amount, the “PPA Escrow Amount”). The portion of the PPA Escrow Amount, if any, not utilized to fund any such obligations shall be paid, subject to and in accordance with Section 1.10, to the Stockholder Representative for distribution to the Company Stockholders in proportion to the relative amounts of Merger Consideration to which such Company Stockholders are otherwise entitled to receive pursuant to the Closing Payment Schedule. The portion of the Escrow Consideration (less the PPA Escrow Amount) not utilized to satisfy claims and obligations pursuant to the terms of this Agreement and/or the Escrow Agreement, as applicable, shall be paid, subject to and in accordance with the terms of the Escrow Agreement, to the Company Stockholders in proportion to the relative amounts of Merger Consideration to which such Company Stockholders are otherwise entitled to receive pursuant to the Closing Payment Schedule.

(iii) On the Closing Date, Merger Consideration in an amount equal to the Stockholder Representative Expense Amount (the “Stockholder Representative Expense Fund”) shall be deposited into an account designated in writing by the Stockholder Representative and shall be used thereafter to fund the expenses incurred by the Stockholder Representative in connection with the performance of the Stockholder Representative’s duties hereunder. The portion of the Stockholder Representative Expense Amount, if any, not utilized to fund such expenses shall be paid by the Stockholder Representative to the Company Stockholders in proportion to the relative amounts of Merger Consideration to which such Company Stockholders are otherwise entitled to receive pursuant to the Closing Payment Schedule.

(f) Closing Payment Schedule. Not later than two Business Days prior to the Closing Date, the Company shall deliver to Parent a definitive closing payment schedule (the “Closing Payment Schedule”) accurately setting forth: (i) the name of each Company Stockholder immediately prior to the Effective Time; (ii) the number, class and series of shares of Company Capital Stock (A) held by each such Company Stockholder immediately prior to the Effective Time and (B) into which the vested In-The-Money Company Options and/or In-The-Money Company Warrants held by each such Company Stockholder immediately prior to the Effective Time are exercisable; (iii) the applicable exercise price(s) in respect of the vested In-The-Money Company Options and/or In-The-Money Company Warrants held by each such Company Stockholder; (iv) the aggregate Merger Consideration payable in respect of the shares of Company Capital Stock, In-The-Money Company Options and/or In-The-Money Company Warrants held by each such Company Stockholder; (v) the aggregate Initial Merger Consideration payable in respect of the shares of Company Capital Stock, In-The-Money Company Options and/or In-The-Money Company Warrants held by each such Company Stockholder; (vi) the aggregate Escrow Consideration (less the PPA Escrow Amount) payable in respect of the shares of Company Capital Stock, In-The-Money Company Options and/or In-The-Money Company Warrants held by each such Company Stockholder; (vii) the aggregate PPA Escrow Amount attributable to the shares of Company Capital Stock, In-The-Money Company Options and/or In-The-Money Company Warrants held by each such Company Stockholder; and (viii) the aggregate Stockholder Representative Expense Amount attributable to the shares of Company Capital Stock, In-The-Money Company Options and/or In-The-Money Company Warrants held by each such Company Stockholder. The Closing Payment Schedule shall be binding on the parties hereto.

(g) Tax Withholding. Parent and the Company shall be entitled to deduct and withhold (and to jointly direct the Paying Agent to deduct and withhold) from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Parent or the Company determines is required to be deducted and withheld with respect to the making of such payment, or the exercise or surrender (including, without limitation, pursuant to Section 1.7(c) or (d)) of In-The-Money Company Options or In-The-Money Company Warrants with respect to interest earned on any amount, under the Code or any other provision of state, local or foreign Law relating to Taxes (as defined below). To the extent that amounts are so withheld, such withheld amounts shall be withheld from any cash payable to such Person as Merger Consideration, and such withheld amounts should be treated for all purposes hereof as having been paid to such Person in respect of which such deduction and withholding was made.

1.8 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any share of Company Capital Stock held by a Company Stockholder who either (i) has demanded and perfected appraisal or dissenters’ rights in respect of such share in accordance with the DGCL and, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights or (ii) as of the Effective Time, retains the right to demand and perfect dissenters’ rights under the DGCL (collectively, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration pursuant to Section 1.7, and each holder thereof shall be entitled to such rights as are granted by the DGCL.

(b) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, demands for purchase by the Company of any shares of Company Capital Stock pursuant to the exercise of dissenters’ rights, withdrawals of such demands, and any other instruments or notices served pursuant to the DGCL on the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock or demands for purchase of Company Capital Stock, or offer to settle or settle any such demands.

1.9 Payment Procedures.

(a) The Company or the Paying Agent shall, no later than promptly following the Effective Time, cause to be mailed or otherwise deliver to (i) each holder of Company Capital Stock a Letter of Transmittal, (ii) each holder of In-The-Money Company Options an

Option Cancellation and (iii) each holder of In-The-Money Company Warrants a Warrant Cancellation, in each case, along with instructions for effecting the surrender of such holder’s Company Capital Stock, In-The-Money Company Options and/or In-The-Money Company Warrants in exchange for Merger Consideration.

(b) Upon a Company Stockholder’s delivery to the Paying Agent of the requisite Stockholder Closing Documents, such Company Stockholder shall be entitled to receive, in exchange for such Company Capital Stock, In-The-Money Company Options and/or In-The-Money Company Warrants, as applicable, (i) a check or wire transfer representing such Company Stockholder’s portion of the Initial Merger Consideration (as set forth on the Closing Payment Schedule) and (ii) the right to receive in the future such Company Stockholder’s portion of the remaining amount, if any, of the Escrow Consideration and Stockholder Representative Expense Amount, if any, represented by such Company Capital Stock, In-The-Money Company Options and/or In-The-Money Company Warrants (in each case, as set forth on the Closing Payment Schedule) pursuant to the terms of this Agreement and the Escrow Agreement, as applicable.

(c) Until surrendered as contemplated by this Section 1.9, each Certificate, In-The-Money Company Option and In-The-Money Company Warrant shall be deemed at all times after the Effective Time to represent only the right to receive the portion of the Merger Consideration represented thereby.

1.10 Adjustments to Merger Consideration.

(a) Not later than two Business Days prior to the Closing Date, the Company and the Stockholder Representative shall provide Parent with (i) a written good faith estimate of the Closing Working Capital (as defined below), based upon the accounting books and records of the Company (the “Estimated Working Capital”), (ii) a written good faith estimate of the Closing Company Debt (as defined below), based upon the accounting books and records of the Company (the “Estimated Company Debt”) and (iii) all underlying documentation supporting the Estimated Working Capital and Estimated Company Debt, all of which shall be reasonably acceptable to Parent. The determination of the Estimated Working Capital and Estimated Company Debt shall be binding on all of the parties hereto and shall be used to determine the Closing Date Merger Consideration pursuant to Section 1.7(a).

(b) As promptly as practicable, but no later than 45 days after the Closing Date, Parent shall cause to be prepared and delivered to the Stockholder Representative (i) a statement (the “Closing Statement”) presenting (A) the Net Working Capital of the Company as of the Closing (the “Closing Working Capital”) and (B) the Company Debt as of the Closing (the “Closing Company Debt”) and (ii) a certificate based on such Closing Statement that sets forth Parent’s calculation of the Closing Working Capital and the Closing Company Debt.

(c) If the Stockholder Representative disagrees with Parent’s calculation of Closing Working Capital and/or Closing Company Debt delivered pursuant to Section 1.10(b), the Stockholder Representative may, within 30 days after delivery of the Closing Statement, deliver a notice to Parent disagreeing with such calculation(s) and setting forth the Stockholder Representative’s calculation(s) of Closing Working Capital and/or Closing Company Debt, as

applicable. Any such notice of disagreement shall (i) specify those items or amounts as to which the Stockholder Representative disagrees, and the Stockholder Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Working Capital and Closing Company Debt delivered pursuant to Section 1.10(b) and (ii) only include disagreements based on mathematical errors or Parent’s failure to follow Applicable Accounting Principles in its calculation of Closing Working Capital and/or Closing Company Debt, as applicable.

(d) If a notice of disagreement is duly delivered pursuant to Section 1.10(c), Parent and the Stockholder Representative shall, during the 15 days following such delivery, use their respective commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the amount of Closing Working Capital and/or Closing Company Debt, as applicable. If during such period, Parent and the Stockholder Representative are unable to reach such agreement, they shall promptly thereafter cause McGladrey & Pullen, LLP (the “Accounting Referee”) to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital and/or Closing Company Debt, as applicable. In making such calculation, the Accounting Referee shall consider only (i) those items or amounts in the Closing Statement and Parent’s calculation of Closing Working Capital and/or Closing Company Debt, as applicable, as to which the Stockholder Representative has disagreed and (ii) disagreements based on mathematical errors or Parent’s failure to follow Applicable Accounting Principles in its calculation of Closing Working Capital and/or Closing Company Debt, as applicable. The Accounting Referee shall deliver to Parent and the Stockholder Representative, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Accounting Referee), a report setting forth a calculation of Closing Working Capital and/or Closing Company Debt, as applicable, which amount shall not be more than the amount thereof shown in Parent’s calculation(s) delivered pursuant to Section 1.10(b) nor less than the amount thereof shown in the Stockholder Representative’s calculation(s) delivered pursuant to Section 1.10(c). Such report shall be final and binding upon all parties hereto. The cost of such review and report shall be borne equally by Parent, on the one hand, and the former Company Stockholders (including, without limitation, by causing the Escrow Agent to release Escrow Consideration to the Accounting Referee pursuant to the terms of the Escrow Agreement), on the other hand.

(e) The parties shall, and shall cause their respective representatives (and Parent shall cause the Surviving Corporation), to cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Working Capital and Closing Company Debt and in the conduct of the review referred to in this Section 1.10, including, without limitation, the making available to the extent reasonably necessary of books, records, work papers and personnel.

(f) Upon the determination of Final Working Capital and Final Company Debt, the Merger Consideration shall be adjusted as follows:

(i) If (A) the result obtained by subtracting Final Company Debt from Final Working Capital (the “Net Final Working Capital”) exceeds (B) the result obtained by subtracting Estimated Company Debt from Estimated Working Capital (the “Net Estimated Working Capital”), Parent shall, within three Business Days following the determination of both the Final Working Capital and Final Company Debt, pay to the Stockholder Representative (to be distributed to the former Company Stockholders) the amount by which Net Final Working Capital so exceeds Net Estimated Working Capital as an adjustment to the dollar amount of the Merger Consideration, and the entire PPA Escrow Amount shall be distributed from the Escrow Account to the Stockholder Representative; or

(ii) If Net Estimated Working Capital exceeds Net Final Working Capital, (A) the amount by which Net Estimated Working Capital so exceeds Net Final Working Capital (the “Net Adjusted Working Capital Shortfall Amount”) as an adjustment to the dollar amount of the Merger Consideration, up to the PPA Escrow Amount, shall be distributed from the Escrow Account to Parent in accordance with the terms of the Escrow Agreement, and (B) either (1) the Stockholder Representative, on behalf of the former Company Stockholders, shall, within three Business Days of the determination of both the Final Working Capital and Final Company Debt, cause to paid to Parent (including, without limitation, by causing the Escrow Agent to release Escrow Consideration to Parent pursuant to the terms of the Escrow Agreement) the amount, if any, by which the Net Adjusted Working Capital Shortfall Amount exceeds the PPA Escrow Amount as a further adjustment to the dollar amount of the Merger Consideration or (2) the amount by which the PPA Escrow Amount exceeds the Net Adjusted Working Capital Shortfall Amount shall be distributed from the Escrow Account to the Stockholder Representative in accordance with the terms of the Escrow Agreement.

(g) For all purposes hereunder, “Final Working Capital” means Closing Working Capital and “Final Company Debt” means Closing Company Debt, in each case, (i) as shown in Parent’s calculation(s) delivered pursuant to Section 1.10(b) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 1.10(c) or (ii) if such a notice of disagreement is delivered, (A) as agreed by Parent and the Stockholder Representative pursuant to Section 1.10(d) or (B) in the absence of such agreement, as shown in the Accounting Referee’s calculation(s) delivered pursuant to Section 1.10(d).

Section 2. Representations and Warranties of the Company

In order to induce Parent and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby makes to Parent and Merger Sub the representations and warranties contained in this Section 2, subject to the qualifications and exceptions set forth in the disclosure schedule delivered to Parent pursuant to this Agreement (the “Company Disclosure Schedule”), it being understood that the disclosures in any section or subsection of the Company Disclosure Schedule shall qualify the applicable representations and warranties in the corresponding section or subsection of this Section 2 and, in addition, the representations and warranties in other sections or subsections in this Section 2 to the extent it is readily apparent to a reasonable person who has read such reference on the face of such disclosure that such disclosures are applicable to such other sections or subsections, and as further understood that the inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

2.1 Organization and Corporate Power. The Company is a Delaware corporation taxed as a corporation under subchapter C of the Code, and each of the Company’s Subsidiaries is a legal entity as set forth in Section 2.1 of the Company Disclosure Schedule, each duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and is duly qualified or registered to do business as a foreign corporation (i) in each jurisdiction listed in Section 2.1 of the Company Disclosure Schedule and (ii) in each jurisdiction in which the failure to be so duly qualified or registered or would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries has all required corporate power and authority to carry on its business as presently conducted and as contemplated being conducted, to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby. The copies of the certificate of incorporation and the bylaws of the Company, and any similar governing instruments of each of its Subsidiaries, each as in effect on the date hereof, have been furnished to Parent by the Company and are true and correct as of the date hereof, and none of the Company or its Subsidiaries is in violation of any term of such certificate of incorporation, bylaws or equivalent governing instruments.

2.2 Authorization and Non-Contravention; Consents and Approvals.

(a) Assuming due authorization, execution and delivery by the other parties hereto, this Agreement is, and, upon execution and delivery by the Company pursuant to the terms hereof, all agreements, documents and instruments to be executed and delivered by the Company pursuant to this Agreement at Closing will be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect, if any, of (i) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (ii) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies (collectively, the “Bankruptcy and Equity Exceptions”). The execution, delivery and performance of this Agreement and all agreements, documents and instruments to be executed and delivered by the Company pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate action of the Company. Except as set forth in Section 2.2 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and all agreements, documents and instruments executed and delivered by the Company pursuant to this Agreement, and the performance by the Company of the transactions contemplated to be performed by the Company under this Agreement and such other agreements, documents and instruments, do not and will not (A) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit under any provision of its certificate of incorporation or bylaws, or cause the creation of any Claim upon any of the assets of the Company or any of its Subsidiaries (other than Permitted Encumbrances (as defined below)); (B) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, regulation or rule, or any order of, or any restriction imposed by, any court or United States or foreign governmental agency or authority, or self-regulatory organization (each, a “Governmental Authority”); (C) assuming that all consents and approvals described in Section 2.2(b) have been obtained and all filings and obligations described in Section 2.2(b) have been made as implied with, require from the Company any notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third party; or (D) conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any contract, agreement, permit, license, authorization or other obligation to which the Company is a party or by which the Company or its assets are bound, other than, in the case of clauses (B) through (D), any such conflicts, violations, breaches, defaults, rights, terminations, cancellations or accelerations that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(b) Except for such consents and notices as are set forth in Section 2.2 of the Company Disclosure Schedule (the “Required Consents”), no consents, notices, approvals of or filings or registrations with any Governmental Authority or third party are necessary in connection with the execution and delivery by the Company of this Agreement and all agreements, documents and instruments to be executed and delivered by the Company pursuant hereto at the Closing.

2.3 Corporate Records. The corporate record books of the Company and its Subsidiaries contain an accurate record of corporate actions taken by their stockholders and board of directors and committees. The copies of the corporate records of the Company and its Subsidiaries, as made available to Parent, are true and complete copies of the originals of such documents.

2.4 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of (i) 14,700,000 shares of Company Common Stock, of which 774,495 shares are issued and outstanding; and (ii) 11,300,000 shares of Preferred Stock of the Company, of which (A) 4,000,000 shares have been designated as Series A Preferred Stock (of which 3,580,674 shares are issued and outstanding), (B) 1,500,000 shares have been designated as Series B Preferred Stock (of which 928,981 shares are issued and outstanding), (C) 3,000,000 shares have been designated as Series C Preferred Stock (of which 2,485,576 shares are issued and outstanding) and (D) 2,800,000 shares have been designated as Series D Preferred Stock (of which 2,681,015 shares are issued and outstanding).

(b) All of the outstanding shares of Company Capital Stock have been duly and validly authorized and issued, and are fully paid and non-assessable, and have been offered, issued, sold and delivered in compliance with applicable laws, including, without limitation, federal and state securities laws (or pursuant to exemptions from such laws). As of the date hereof, the Company has duly and validly authorized and reserved 1,751,000 shares of Company Common Stock (subject to adjustment) for issuance in connection with awards to be exercised under the Company’s Stock Plans and outstanding warrants. Except as set forth in Section 2.4(b) of the Company Disclosure Schedule, (i) other than the Stock Plans, there are no agreements, plans or other arrangements to which the Company is a party or by which it is bound, and (ii) to the Knowledge of the Company, there are no agreements among other parties to which the Company is not a party and by which it is not bound, for any subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of the Company. Except as provided herein or contemplated hereby, the Company has no obligation to purchase, redeem, or otherwise acquire any of its capital stock or any interests therein, and has not redeemed any shares of its capital stock in the past three years. There are no outstanding or authorized stock appreciation rights, phantom stock rights, profit participation rights or similar rights with respect to the Company or any of its Subsidiaries.

2.5 Subsidiaries; Investments. The Company does not own or Control, directly or indirectly, any interest in any other Person. The Company does not hold any interest in or have any outstanding loan or advance to or from, any Person, including any officer, director or stockholder of the Company. There are no subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of with respect to any such entity.

2.6 Financial Statements

(a) Attached hereto as Section 2.6 of the Company Disclosure Schedule are copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2009 and 2010 (the December 31, 2010 balance sheet being the “Company Base Balance Sheet”), the related reviewed consolidated statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2009, and the related audited consolidated statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2010, in each case, with a report thereon by the independent certified public accountants of the Company and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2011 and February 29, 2012 (the December 31, 2011 balance sheet being the “Most Recent Balance Sheet”) and the related unaudited consolidated statements of operations and cash flows for the year/two-month period then ended (collectively, the “Company Financial Statements”). The Company Financial Statements were prepared in conformity with GAAP, applied on a consistent basis, and fairly present the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows of the Company and its Subsidiaries for the periods shown therein, subject to the absence of footnotes and to normal and recurring year-end adjustments in the case of any such Company Financial Statements that are unaudited. Except as set forth in Section 2.6 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into any transactions involving the factoring of receivables, synthetic leases, off balance sheet research and development arrangements or the use of special purpose entities for any off balance sheet activity. The revenue recognition policies of the Company and its Subsidiaries and the application of those policies comply, in all material respects, with applicable standards under GAAP, applied on a consistent basis.

(b) All bonus and other compensation plans or arrangements between the Company and its Subsidiaries, on the one hand, and their respective Employees and Workers, on the other hand, for the years ending December 31, 2010 and 2011, respectively, have been paid or are properly accrued in the Company Financial Statements.

2.7 Absence of Undisclosed Liabilities and No Material Adverse Effect. The Company and its Subsidiaries do not have any liabilities or obligations of any nature, whether accrued, absolute, contingent, asserted, unasserted or otherwise, except liabilities or obligations that (a) are adequately accrued, reserved against or disclosed in the Most Recent Balance Sheet or (b) are set forth in Section 2.7 of the Company Disclosure Schedule. Since the date of the Most Recent Balance Sheet, there has not been any change in the assets, liabilities, condition (financial or other), properties, business, or operations of the Company or its Subsidiaries, which change by itself or in conjunction with all other such changes, whether or not arising in the Ordinary Course of Business, has had or could reasonably be expected to have a Company Material Adverse Effect.

2.8 Absence of Certain Developments. Except for the execution and delivery of this Agreement and the transactions contemplated hereby, since the date of the Most Recent Balance Sheet, the Company and each of its Subsidiaries have conducted their business only in the Ordinary Course of Business, and from the date of the Most Recent Balance Sheet until the date hereof, except as set forth in Section 2.8 of the Company Disclosure Schedule, there has not been:

(a) any material change in the assets, liabilities, financial condition or operating results from those reflected in the Company Financial Statements;

(b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, condition (financial or otherwise), operating results, business, operations or affairs of the Company or any of its Subsidiaries;

(c) any waiver, cancellation or modification by the Company or any of its Subsidiaries of a material right or of a material debt owed to it;

(d) any loss or any condition or development that could reasonably be expected to result in the loss of any material supplier, customer, distributor or account of the Company or any of its Subsidiaries;

(e) any change or amendment to a Material Contract (as defined below), except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(f) any loans or guarantees made by the Company or any of its Subsidiaries to or for the benefit of its Employees, Workers, officers or directors, or any members of their immediate families, other than travel advances or other advances made in the Ordinary Course of Business;

(g) any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any such stock by the Company;

(h) any incurrence of indebtedness for borrowed money by the Company or any of its Subsidiaries for money borrowed individually in excess of $100,000 annually or in excess of $250,000 in the aggregate;

(i) entering into any employment, severance or similar agreement (or amendment of any such agreement) or agreement to increase the compensation or any benefits payable to or being provided to any of the Company’s or any of its Subsidiaries’ directors, officers, Employees, Workers, agents or representatives, in each case, other than normal agreements or increases in the Ordinary Course of Business and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Company or any such Subsidiary and (B) changes to Employee Programs required by applicable Law;

(j) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets, intangible assets or other Company Intellectual Property Assets (as defined below) or grant of exclusive license with respect thereto;

(k) any resignation or termination of employment of any Key Employee (the Company has not been notified, orally or in writing of any such impending resignation or termination of employment);

(l) any change by the Company or any of its Subsidiaries in any collection, payment, accounting or tax reporting principles, methods or policies;

(m) entering by the Company or any of its Subsidiaries into any material transaction or agreement or change in the conduct of their respective businesses or operations other than in the Ordinary Course of Business;

(n) any failure by the Company or any of its Subsidiaries to promptly pay and discharge current liabilities, except where disputed in good faith by appropriate proceedings;

(o) any mortgage, pledge or subjection to any Lien on any of the assets (tangible or intangible) of the Company or any of its Subsidiaries, or acquisition of any assets or the sale, assignment, transfer, conveyance, lease or other disposition of any assets of the Company or any of its Subsidiaries, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(p) the Company’s or any of its Subsidiaries’ making or committing to make any capital expenditures or capital additions or improvements in excess of $100,000 individually or $250,000 in the aggregate;

(q) any act, event or condition of any character which would be reasonably likely to result in a Company Material Adverse Effect; or

(r) any agreement by the Company or any of its Subsidiaries to do any of the foregoing.

2.9 Accounts Receivable; Accounts Payable.

(a) All of the accounts receivable of the Company and its Subsidiaries are valid and enforceable claims, are subject to no set-off or counterclaim, and are fully collectible in the normal course of business, after deducting the reserve for doubtful accounts and cancellation accounts stated in the Most Recent Balance Sheet; the amount of such reserve has been determined in accordance with GAAP. Section 2.9(a) of the Company Disclosure Schedule contains an aging of each of the Company’s and its Subsidiaries’ accounts receivable as of February 29, 2012 that is true and correct in all material respects. Since the date of the Most Recent Balance Sheet, the Company and its Subsidiaries have collected accounts receivable in the Ordinary Course of Business. Except as set forth in Section 2.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any accounts receivable or loans receivable from any person which is affiliated with it or any of its directors, officers, Employees, Workers or stockholders.

(b) All accounts payable and notes payable of the Company and its Subsidiaries arose in bona fide arm’s length transactions in the Ordinary Course of Business, and no such account payable or note payable is materially delinquent in its payment. Since the date of the Most Recent Balance Sheet, the Company and its Subsidiaries have paid accounts payable in the Ordinary Course of Business. Except as set forth in Section 2.9(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any account payable to any Person who is affiliated with it or any of its directors, officers, Employees, Workers or stockholders other than expense reimbursements in the Ordinary Course of Business.

2.10 Transactions with Affiliates. Except as set forth in Section 2.10 of the Company Disclosure Schedule, other than (a) employment agreements, nondisclosure or similar agreements, agreements individually disclosed and identified in another section of the Company Disclosure Schedule, (b) travel advances and expense reimbursement in the ordinary course and (c) otherwise as entered into in the Ordinary Course of Business on terms offered to or available from unaffiliated third parties, there are no (i) material loans, leases or other agreements in effect as of the date of this Agreement between the Company or any of its Subsidiaries and any present or former stockholder, director, officer, Employee or Worker of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any member of such officer’s, director’s, Employee’s, Worker’s or stockholder’s immediate family, or any Person controlled by such officer, director, Employee, Worker or stockholder or his or her immediate family or (ii) loans, leases or other agreements in effect as of the date of this Agreement between the Company or any of its Subsidiaries and any present or former stockholder, director, officer, Employee or Worker of the Company or any Subsidiary, or to the Knowledge of the Company, any member of such officer’s, director’s, Employee’s, Worker’s or stockholder’s immediate family, or any Person controlled by such officer, director, Employee, Worker or stockholder or his or her immediate family.

2.11 Properties.

(a) The Company and each of its Subsidiaries has good, valid and (if applicable) marketable title to all assets material to its business free and clear of Claims, except for the following (the “Permitted Encumbrances”): (i) liens as reflected in the Company Financial Statements; (ii) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings; statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements regarding the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due; (iii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the uses of real property if the same do not materially detract from the value of the property encumbered thereby or materially impair the use of such property in the business of the Company and/or any of its Subsidiaries as currently conducted; (iv) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, or programs mandated under applicable Laws or regulations; (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materials to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment thereof is not in arrears or otherwise due; (vi) the liens reflected on Section 2.11(a) on the Company Disclosure Schedule, and (vii) any other liens, restrictions or encumbrances that do not materially detract from the value, or materially interfere with the use, of the property subject thereto or impair the operations of the Company and/or any of its Subsidiaries. All equipment included in such properties which is necessary to the business of the Company and/or any of its Subsidiaries is in good condition and repair (ordinary wear and tear excepted), and all leases of property to which the Company and/or any of its Subsidiaries is a party are effective and afford the Company peaceful and undisturbed possession of the subject matter to the lease. Except as set forth in Section 2.11(a) of the Company Disclosure Schedule, the property and assets of the Company and its Subsidiaries (giving effect to additional capital and marketing expenditures made or to be made in the Ordinary Course of Business) are sufficient for the conduct of their businesses as presently conducted and as contemplated being conducted.

(b) Neither the Company nor any of its Subsidiaries owns any real property. Set forth in Section 2.11(b) of the Company Disclosure Schedule are the addresses and uses of all real property that the Company or one of its Subsidiaries leases or subleases, and any lien or encumbrance on the Company’s or such Subsidiary’s leasehold interest therein, specifying in the case of each such lease or sublease, the name of the lessor or sublessor, as the case may be, the lease term and the obligations of the lessee thereunder. With respect to the real property each lease, the Company and its Subsidiaries are in compliance in all material respects with such leases, and either the Company or one of its Subsidiaries holds a valid leasehold interest, free of any liens, claims or encumbrances other than those of the relevant lessor, with respect to such real property. Except as set forth in Section 2.11(b) of the Company Disclosure Schedule, there is no material violation by the Company or any of its Subsidiaries of any Laws relating to zoning, the environment, hazardous substances, pollution, city planning or similar matters with respect to any real property leased or subleased by the Company or any of its Subsidiaries. There are no defaults by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, which might curtail in any material respect the present use of the Company’s leasehold interests listed in Section 2.11(b) of the Company Disclosure Schedule. The performance by the Company of this Agreement and/or any of the other documents and agreements contemplated hereby will not result in the termination of, or in any increase of any amounts payable under, any lease listed in Section 2.11(b) of the Company Disclosure Schedule.

2.12 Tax Matters.

(a) The Company and its Subsidiaries have timely and properly filed all federal, state, local and foreign Tax Returns required to be filed by such entity through the date hereof, and all such Tax Returns filed by the Company and its Subsidiaries are true, correct and complete in all material respects. In this Agreement, “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof. The Company and its Subsidiaries have paid or caused to be paid all federal, state, local, foreign and other taxes, including income taxes, estimated taxes, alternative or add-on minimum taxes, excise taxes, sales and use taxes, franchise taxes, employment and payroll related taxes, withholding taxes, transfer taxes, gross receipts taxes, license taxes, severance taxes, stamp taxes, occupation taxes, premium taxes, windfall profits taxes, environmental taxes (including taxes under Section 59A of the Code), customs duties taxes, capital stock taxes, profits taxes, social security (or similar) taxes, unemployment taxes, disability taxes, real property taxes, personal property taxes, registration taxes, value added taxes or other taxes of any kind whatsoever and all deficiencies, or other additions to tax, interest, fines and penalties owed by them, and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person (collectively, “Taxes”), required to be paid by them, whether or not shown on the Tax Returns filed by the Company or its Subsidiaries through the date hereof. The reserve for Tax liability (not to include any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Base Balance Sheet (rather than any notes thereto) is sufficient as of its date for the payment of any accrued and unpaid Taxes of any nature of the Company and its Subsidiaries. Since the date of the Company Base Balance Sheet, the Company and its Subsidiaries have incurred no Taxes other than in the Ordinary Course of Business. All Taxes and other assessments and levies which the Company or any of its Subsidiaries was or is required to withhold or collect have been withheld and collected and have been paid to the proper Governmental Authorities. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or its Subsidiaries. The Company has made available to Parent correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by the Company or its Subsidiaries for periods ending on or after December 31, 2008. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax payment, assessment, deficiency or collection. Except as set forth in Section 2.12 of the Company Disclosure Schedule: (i) neither the Company nor any of its Subsidiaries has ever received written notice of any audit or of any proposed deficiencies from the Internal Revenue Service (the “IRS”) or any other taxing authority; (ii) there are in effect no waivers of applicable statutes of limitations with respect to any Taxes owed by the Company or any of its Subsidiaries sufficient for any year; (iii) neither the IRS nor any other taxing authority is now asserting in writing or, to the Knowledge of the Company, threatening to assert against the Company or any of its Subsidiaries any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith; (iv) neither the Company nor any of its Subsidiaries has ever been a member of an “affiliated group” of corporations filing a combined federal income Tax Return within the meaning of Section 1504(a) of the Code, nor does the Company or any its Subsidiaries have any liability for Taxes of any other Person under Treasury Regulations § 1.1502-6 (or any similar provision of foreign, state or local law) or otherwise; and (v) neither the Company nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Neither the Company nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Company nor any of its Subsidiaries is or has been a party to any Tax allocation or sharing arrangement.

Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement covering any Employee, Worker, former Employee or former Worker thereof that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Neither the Company nor any of its Subsidiaries will be required to make any payment in excess of the amount included in Final Net Cash with respect to any accrued Tax Liability.

(b) The Company and each of its Subsidiaries has been a United States person, within the meaning of the Code, from its inception.

(c) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing, (ii) installment sale or open transaction disposition made on or prior to the Closing or (iii) prepaid amount received on or prior to the Closing.

(d) As of immediately prior to the Effective Date, the Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Employee or Worker, and has properly completed in all material respects and filed the applicable Forms W-2. With respect to independent contractors, creditors, stockholders or other applicable third parties, the Company and its Subsidiaries have timely completed in all material respects and filed Forms 1099 as required.

(e) Neither the Company nor any of its Subsidiaries will be required to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any Tax period ending after the Closing as a result of a change in accounting method for a Tax period beginning on or before the Closing.

(f) The Company and its Subsidiaries have used an “accrual method of accounting” within the meaning of Section 446(c) of the Code at all times during existence.

(g) Except as disclosed in Section 2.12(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has distributed stock of another entity, and has not had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(h) The tax liabilities reflected in the Closing Working Capital calculation include all unpaid Taxes of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”) to the extent (i) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (ii) any and all Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes for the applicable Pre-Closing Tax Period shall (A) in the case of Taxes that are imposed on a periodic basis (such as real property Taxes), be deemed to be the amount of such Taxes for the entire period (or in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, (x) the numerator of which is the number of calendar days in the applicable Pre-Closing Tax Period and (y) the denominator of which is the number of calendar days in the entire relevant Straddle Period and (B) in the case of Taxes that are not described in clause (A) above (such as income Taxes, Taxes imposed in connection with any sale or other transfer or assignment of property, and payroll and similar Taxes), be deemed to be equal to the amount that would have been payable if the taxable year or period of the Company ended on the Closing Date; provided that, in determining such amount, exemptions, allowances or deductions that are calculated on a periodic basis, such as the deduction for depreciation, shall be taken into account on a pro-rated basis in the manner described in the preceding sentence.

(i) Except as disclosed in Section 2.12 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has had an “ownership change” (as defined in Section 382 of the Code).

2.13 Certain Contracts and Arrangements. Except as set forth in Section 2.13 of the Company Disclosure Schedule, there are no agreements, understandings, instruments, or contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are bound that may involve or constitute (collectively, the “Material Contracts”):

(a) obligations (contingent or otherwise) of, or payments to, the Company or such Subsidiary in excess of $100,000 annually or $250,000 in the aggregate;

(b) the sale, transfer or license of or other transaction with respect to Company Intellectual Property Assets to or from the Company or such Subsidiary or the payment of any royalties, fees or similar payments with respect thereto (other than shrink wrap agreements for off-the-shelf software (where the cost of procuring such software is less than $25,000) and implied or express licenses granted by a Person in connection with the commercial sale of products);

(c) indemnification by the Company or such Subsidiary with respect to infringements of proprietary rights (other than those referred to in Section 2.13(b));

(d) any distributor, reseller, dealer, manufacturer’s representative or sales agency agreement relating to the sale of the Company’s or such Subsidiary’s products or services;

(e) the right to or terms of employment of any officer, Employee, Worker or other person (whether of a legally binding nature or in the nature of informal understandings) on a full-time or consulting basis which is not terminable on notice without cost or other liability to the Company or such Subsidiary, except accrued vacation pay and such rights or terms that are part of an Employee Benefit Program;

(f) any bonus, pension, profit-sharing, retirement, hospitalization, insurance, stock purchase, stock option or other plan, arrangement or understanding pursuant to which benefits are provided to any Employee or Worker of the Company or such Subsidiary other than any plan, arrangement or understanding that is part of an Employee Benefit Program;

(g) any voting trust or agreement, shareholders’ agreement, pledge agreement, buy-sell agreement or first refusal or preemptive rights agreement relating to any securities of the Company or such Subsidiary;

(h) any officer, director, stockholder or Affiliate of the Company or such Subsidiary other than in an agreement, understanding, instrument or contract that is part of an Employee Benefit Program;

(i) an agreement or obligation (contingent or otherwise) to issue, sell or otherwise distribute or to repurchase or otherwise acquire or retire any share of the Company’s or such Subsidiary’s capital stock or any of their other equity securities other than in an agreement or arrangement that is part of an Employee Benefit Program;

(j) the sale of any of the assets of the Company or such Subsidiary other than in the Ordinary Course of Business or the grant to any Person of any preferential rights to purchase any of its assets;

(k) the future purchase by the Company or such Subsidiary of fixed assets or of materials, supplies or equipment in excess of the normal operating requirements of the Company or the Subsidiary, as applicable;

(l) any joint venture, partnership, manufacturer, development or supply agreement or other agreement that involves a sharing of revenues, profits, losses, costs or liabilities by or of the Company or such Subsidiary with any other Person;

(m) covenants of the Company or such Subsidiary not to compete in any line of business or with any Person in any geographical area;

(n) the acquisition by the Company or such Subsidiary of any operating business or the capital stock of any other Person;

(o) the borrowing of money from or by the Company or such Subsidiary or the extension of any credit by the Company or such Subsidiary to any customer, Employee, Worker or other Person other than travel advances or other advances made in the Ordinary Course of Business;

(p) the guaranty of any obligation for borrowed money or otherwise;

(q) any contract with any Governmental Authority in excess of $50,000 annually;

(r) any collective bargaining agreement or other agreement with any labor union or other Employee/Worker representative of a group of Employees or Workers; and

(s) any other agreement, understanding, instrument or contract that is material to the Company and its Subsidiaries taken as a whole.

There have been made available to Parent true, correct and complete copies of all of the Material Contracts. All Material Contracts are valid and are in full force and effect and constitute legal, valid and binding obligations of the Company or the relevant Subsidiary of the Company and, to the Knowledge of the Company, of the other parties thereto, and are enforceable in accordance with their respective terms, subject to Bankruptcy and Equity Exceptions. The Company has no Knowledge of any notice or threat to terminate any Material Contract. Neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party is in default in complying with any provisions of any such Material Contract.

2.14 Intellectual Property.

(a) Section 2.14 of the Company Disclosure Schedule contains a complete and accurate list of all Registered Intellectual Property (as defined below) of the Company and its Subsidiaries as of the date of this Agreement. This Section 2.14(a) contains the only representations related to the infringement of intellectual property made by the Company or its Subsidiaries in connection with the Merger. Except as set forth on Section 2.14 of the Company Disclosure Schedule:

(i) Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect the Company or one of its Subsidiaries exclusively owns or possesses adequate and enforceable rights to use, without payment to a third party other than to software vendors providing commercially available software pursuant to written licenses, all of the Company Intellectual Property Assets (as defined below) necessary for the operation of the Company’s or the applicable Subsidiary’s business as currently conducted by the Company or such Subsidiary, free and clear of all Claims other than any Permitted Encumbrances;

(ii) All Patents, Marks and Copyrights owned by the Company or any of its Subsidiaries that are issued by or registered with, as applicable, the United States Patent and Trademark Office, the United States Copyright Office, or in any similar office or agency anywhere in the world (collectively, “Registered Intellectual Property”) are currently in compliance with formal legal requirements (including, as applicable, payment for filing, examination and maintenance fees, proofs of working or use, timely post registration filing of affidavits of use and incontestability and renewal applications) and are valid and, to the Knowledge of the Company, enforceable;

(iii) There are no pending claims against the Company or any Subsidiary of the Company or, to the Knowledge of the Company, pending claims against their respective Employees or Workers or, to the Knowledge of the Company, threatened claims against the Company, any Subsidiary of the Company or any of their respective Employees or Workers alleging that any of the Company Intellectual Property Assets or the Company’s or such Subsidiary’s business, infringes or violates the rights of others under any Company Intellectual Property Assets (“Third Party Rights”);

(iv) Neither the Company’s business, nor any of its Subsidiaries’ businesses, nor any use by the Company or its Subsidiary of any Company Intellectual Property Asset infringes or violates any Third Party Right in any material respect;

(v) There are no current allegations by third parties that the Company or any Subsidiary of the Company has violated or, by conducting its business would violate, any Third Party Rights or that any of the Company Intellectual Property Assets are invalid or unenforceable (for the avoidance of doubt, “current allegations” means any allegations which have been made or communicated to the Company which have not been resolved in the Company’s favor or abandoned by the third party asserting the allegation);

(vi) Subject to any rights for compensation under applicable Law or under the applicable agreement with a Worker (all of which compensation has been paid in full), no current or former Employee or Worker of the Company or any of its Subsidiaries owns any rights in or to any of the Company Intellectual Property Assets;

(vii) The Company does not have Knowledge of any current or ongoing violation or infringement by a third party of any of the Company Intellectual Property Assets owned by or proprietary to the Company that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(viii) The Company has taken commercially reasonable security measures to protect the secrecy and confidentiality of all Trade Secrets (as defined below) owned by the Company or by a Subsidiary of the Company and used in the Company’s or any of its Subsidiaries’ business (the “Company Trade Secrets”), including requiring all Employees and Workers with access to Company Trade Secrets and all entities given access to Company Trade Secrets by the Company or Subsidiary of the Company, as necessary, to execute a binding confidentiality agreement (with the exception of professional advisors having a duty of confidentiality), and, to the Knowledge of the Company, there has not been a material breach of any such confidentiality agreement;

(ix) (A) Neither the Company nor any Subsidiary of the Company has granted any rights, licenses or interests in the source code of the Products (as defined below), and (B) since the development of the source code of the Products, neither the Company nor any Subsidiary of the Company has provided or disclosed the source code of the Products to any Person other than its Employees, Workers and third parties providing software development or other related services to the Company or a Subsidiary of the Company and who are bound by reasonable confidentiality obligations;

(x) To the Company’s Knowledge, the Products do not contain any “viruses,” “time bombs,” “key-locks” or any similar devices that could disrupt or interfere with the operation of the Products or the integrity of the data, information or signals they produce in a manner materially adverse to the Company, any Subsidiary of the Company, or any licensee or recipient thereof;

(xi) Each of the Company and each of its Subsidiaries has (A) not knowingly collected any personally identifiable information from any third parties except as permitted by Law applicable to the Company or its Subsidiaries, and (B) complied in all material respects with all regulations applicable to the Company and its Subsidiaries relating to the collection, storage and onward transfer of all personally identifiable information collected by the Company or by third parties having authorized access to Company’s databases or other records;

(xii) (A) The Products do not contain, incorporate, link or call to or otherwise use any software (including source code) licensed from another party under a license commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any library or code licensed under the GNU General Public License, GNU Lesser General Public License or any similar license arrangement), and (B) the incorporation, linking, calling or other use by the Products of any such software listed on Section 2.14(xii) of the Company Disclosure Schedule does not obligate the Company or any Subsidiary of the Company to offer or deliver the source code of any Product to any third party.

(b) For purposes of this Agreement,

(i) “Company Intellectual Property Assets” means all Intellectual Property Assets owned by the Company or any Subsidiary of the Company or used by the Company or its Subsidiary in the Company’s or any such Subsidiary’s business. “Company Intellectual Property Assets” includes Products, Patents, Marks, Copyrights and Trade Secrets.

(ii) “Intellectual Property Assets” means:

(A) patents, patent applications, patent rights, and related invention disclosures (whether or not patented) (collectively, “Patents”);

(B) trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration for the foregoing and all goodwill associated with the foregoing (collectively, “Marks”);

(C) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”);

(D) know-how, trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law, information that is non-public and confidential or proprietary information, and the rights to limit disclosure thereof by any Person (collectively, “Trade Secrets”); and

(E) claims of infringement or misappropriation of Patents, Marks, Copyrights or Trade Secrets.

(iii) “Products” means those computer programs and technology products owned by or proprietary to the Company and/or any of its Subsidiaries and that are designed, developed, manufactured, marketed, licensed, sold and/or distributed by the Company. A complete list of such Products is set forth in Section 2.14(b) of the Company Disclosure Schedule.

2.15 Litigation.

(a) Except as set forth in Section 2.15 of the Company Disclosure Schedule, (i) there is no litigation or governmental or administrative proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company or affecting the properties or assets of the Company or any Subsidiary of the Company, or, to the Knowledge of the Company, as to matters related to the Company or any Subsidiary of the Company against any officer, director, stockholder or Key Employee of the Company or any Subsidiary of the Company in their respective capacities as such, with respect to their businesses or proposed business activities and (ii) to the Knowledge of the Company, there has not occurred any material event, nor does there exist any material condition, on the basis of which any such litigation, proceeding or investigation might properly be instituted with any substantial chance of success. Section 2.15 of the Company Disclosure Schedule includes a description of all such litigation, claims, proceedings, and, to the Knowledge of the Company, investigations involving the Company, any Subsidiary of the Company and/or any of their officers, directors, stockholders and Key Employees in connection with the business of the Company or any Subsidiary of the Company. In addition, except as set forth on Section 2.15 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has entered into or, to the Knowledge of the Company, has been subject to any judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company or any Subsidiary of the Company. With respect to the Company’s or any Subsidiary of the Company’s business, except as disclosed on Section 2.15 the Company Disclosure Schedule, neither the Company, nor any Subsidiary of the Company, nor, to the Knowledge of the Company, any officer, director, stockholder or Key Employee of the Company or any Subsidiary of the Company has received any legal demand letter, administrative inquiry or formal or informal complaint or legal claim from, or under the jurisdiction of, any governmental entity, regulatory agency, rating agency or other third party that includes any allegations alleging any violation of any Laws or any improper business practice of the Company or any Subsidiary of the Company.

(b) To the Knowledge of the Company, no Key Employee has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property or that of any partnership of which he or she was a general partner or any corporation or business association of which he was an executive officer, (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses), (iii) the subject of any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his or her ability to engage in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company, (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission (“SEC”) or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which judgment or finding has not been subsequently reversed, suspended, or vacated or (v) has engaged in other conduct that would be required to be disclosed in a prospectus under Item 401(f) Regulation S-K promulgated by the SEC.

2.16 Labor and Employment Matters.

(a) As of the date hereof, the Company and its Subsidiaries employ 139 full-time employees and one part-time employee (including any employees who are employed by the Company or one of its Subsidiaries through an outside agency or service provider) (collectively, the “Employees”) and engage six individuals as consultants or independent contractors (the “Workers”). Attached as Section 2.16 of the Company Disclosure Schedule is a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each Employee and Worker of the Company or one of its Subsidiaries as of March 15, 2012. Except as set forth in Section 2.16(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has in effect any employment agreements, consulting agreements, deferred compensation, pension or retirement agreements or arrangements or labor or collective bargaining agreements, written or oral. Except as set forth in Section 2.16(a) of the Company Disclosure Schedule, each employment agreement of the Company or any of its Subsidiaries currently in effect includes restrictive covenants, including non-compete obligations, non-solicitation obligations, and confidentiality obligations. Except as set forth in Section 2.16(a) of the Company Disclosure Schedule, the Company has provided a copy of its employee handbook, which contains confidentiality obligations, to each person that is or was an Employee of the Company or any of its Subsidiaries in the past three years.

(b) Except as set forth in Section 2.16(b)(i) of the Company Disclosure Schedule, each Key Employee identified on Schedule 2.16(b)(ii) is a full-time employee who is expected to devote substantially all of his or her business time (other than vacation and personal time taken in accordance with the terms of the applicable Employee Benefit Program (as defined below)) to the conduct of the Company’s and/or such Subsidiary’s business. Neither the Company nor any of its Subsidiaries has received notice that any Key Employee is planning to work less than full-time in the future. Except as set forth in Section 2.16(b)(ii) of the Company Disclosure Schedule, the Company has no Knowledge that any Key Employee presently intends to terminate his or her employment with the Company or its Subsidiary, and neither the Company nor any such Subsidiary has any present intention to terminate the employment of any such individual. Neither the Company nor any of its Subsidiaries is delinquent in payments to any of its Employees or Workers for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for the Company or such Subsidiary to the date hereof or amounts required to be reimbursed to such Employees or Workers.

(c) The Company and its Subsidiaries are, and during the five year period prior to the date of this Agreement, have been in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, occupational safety and health, and wages and hours. There are no formal charges of employment discrimination or unfair labor practices that are pending or, to the Knowledge of the Company, threatened against or involving the Company or any Subsidiary of the Company (including the resignation of such Key Employee), nor are there any strikes, slowdowns, stoppages of work, industrial actions or any other concerted interference with normal operations existing of a material nature that are pending or, to the Knowledge of the Company, threatened against or involving the Company or any Subsidiary of the Company. The Company and its Subsidiaries are, and at all times have been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986, as amended. Neither the Company nor any of its Subsidiaries is bound by or subject to (and none of its assets or properties is bound by or subject to) any written contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of the Company, has sought to represent any of the Employees, Workers, representatives or agents of the Company or any of its Subsidiaries.

(d) Neither the Company nor any Subsidiary has ever implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or, to the Knowledge of the Company any similar state or local Law, and no layoffs that could implicate such Laws are currently contemplated.

(e) There are no loans owed by any of the Employees or Workers to the Company or any Subsidiary of the Company.

(f) There is no outstanding undischarged liability to pay to any Governmental Authority any material contribution, taxation or other duty arising in connection with the employment or engagement of any of the Employees or Workers.

(g) None of the Employees or Workers or any agency supplying Workers will become entitled by virtue of their individual contract of employment or contracting services, as the case may be, with the Company to any payment or enhancement in or improvement to their remuneration, benefits or terms and conditions of service or supply solely by reason of (i) the execution of this Agreement or (ii) the completion of the sale and purchase under or pursuant to this Agreement.

2.17 Permits. The Company and its Subsidiaries have all franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively, “Permits”) necessary to permit them to own their properties and to conduct their businesses as they are presently conducted, except where failure to have such Permit is not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect, and all such Permits are valid and in full force and effect in all material respects. No Permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby. The Company and its Subsidiaries are, and have heretofore been, in compliance in all material respects with all applicable Laws.

2.18 Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.19 Employee Benefit Programs.

(a) Other than the Employee Benefit Programs (as defined below) identified in Section 2.19(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company maintains or contributes to, and for the past three years has not maintained or contributed to, any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any fringe benefit, stock, equity-based compensation, phantom stock, bonus or incentive plan, severance pay policy or agreement, retirement, pension, profit sharing or deferred compensation plan or agreement, or any similar material plan or agreement or any plan or arrangement providing compensation to Employees, Workers or non-Employee directors (other than, in any case, plans or agreements to make current wage or salary payments terminable on notice of 30 days of less) (each, an “Employee Benefit Program”). As applicable with respect to each Employee Benefit Program, the Company has made available for review for Parent true and complete copies of (i) each Employee Benefit Program, including all amendments thereto, and in the case of an unwritten Employee Benefit Program, a written description thereof, (ii) all current trust documents relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the three most recently filed annual reports (Form 5500 and all schedules thereto), (v) the most recent IRS determination or opinion letter and each currently pending application to the IRS for a determination letter, and (vi) all records, notices and filings concerning IRS or Department of Labor audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code and “reportable events” within the meaning of Section 4043 of ERISA. The terms and operation of each such Employee Benefit Program comply and, during the five-year period prior to the date of this Agreement, have complied in all material respects with all applicable Laws relating to each such Employee Benefit Program. There are no unfunded obligations of the Company or any Subsidiary of the Company under any Employee Benefit Program that have not been accrued, except (A) where such accrual is not necessary under GAAP and (B) for those liabilities, costs and expenses associated with the termination of any Employee Benefit Program in the ordinary course of terminations at the Company or the Subsidiaries. Except as set forth in Section 2.19(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is required to make any payments or contributions to any Employee Benefit Program pursuant to any collective bargaining agreement or, to the Knowledge of the Company, any applicable labor relations Law. All Employee Benefit Programs are terminable at the discretion of the Company or the applicable Subsidiary of the Company without liability to the Company or such Subsidiary upon or following such termination, except for benefits accrued under the terms of such Employee Benefit Programs and those liabilities, costs and expenses associated with the termination of any such Employee Benefit Program in the normal course of terminations. Except as described in Section 2.19(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company maintains or contributes to any Employee Benefit Program providing or promising any health or other nonpension benefits to Employees or Workers after their employment with the Company and the Subsidiaries terminates other than as required by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or other similar state Law. With respect to any Employee Benefit Program, there has occurred no non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, or breach of any duty under ERISA or other applicable Law that would reasonably be expected to result, directly or indirectly, in any material Taxes, penalties or other liability to the Company or any Subsidiary. No litigation, arbitration or governmental administrative proceeding (or, to the Knowledge of the Company, investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any such Employee Benefit Program.

(b) Each Employee Benefit Program of the Company or any Subsidiary of the Company that is intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination letter from the IRS or is permitted to rely on an opinion letter issued by the IRS with respect to a “master and prototype” plan or “volume submitter” plan, to the effect that such Employee Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(c) of the Code. To the Knowledge of the Company, no event or omission has occurred which would cause any such Employee Benefit Program to lose its qualification under the applicable Code section. Except as set forth in Section 2.19(b) of the Company Disclosure Schedule and other than those liabilities, costs and expenses associated with the termination of any Employee Benefit Program in the normal course of terminations, each asset held under any such Employee Benefit Program may be liquidated or terminated without the imposition of any redemption for surrender charge or comparable liability. Except as set forth in Section 2.19(b) of the Company Disclosure Schedule, the Company does not maintain or contribute to, and has not maintained or contributed to (or been required to maintain or contribute to), in the past six years any Employee Benefit Program which has been subject to Title IV of ERISA or Code Section 412, including, but not limited to, any “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA).

(c) No Employee Benefit Program is subject to the Laws of any jurisdiction other than the United States.

2.20 Insurance Coverage. Set forth in Section 2.20 of the Company Disclosure Schedule is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of or providing insurance coverage to Company, its Subsidiaries or their assets and properties (or any of the Company’s or its Subsidiaries’ directors, officers, salespersons, agents, Employees or Workers) (together, the

“Insurance Policies”). To the Knowledge of the Company, there are no claims pending under any Insurance Policies, and all premiums due and payable with respect to the Insurance Policies have been paid to date. To the Knowledge of the Company, there is no threatened termination of any Insurance Policy. The Insurance Policies are sufficient in all material respects for compliance by the Company and its Subsidiaries with the requirements of all applicable Laws and all Material Contracts.

2.21 Investment Banking; Brokerage. Except as set forth in Section 2.21 of the Company Disclosure Schedule, there are no claims for investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement payable by the Company or any Subsidiary of the Company or based on any arrangement or agreement made by or on behalf of the Company or any Subsidiary of the Company.

2.22 Environmental Matters. No hazardous waste, substance or material, and no oil, petroleum, petroleum product, asbestos, toxic substance, pollutant or contaminant (collectively, “Hazardous Material”) has been generated, transported, used, handled, processed, disposed, stored or treated on any real property while owned, leased or operated by the Company or any of its Subsidiaries. No Hazardous Material has been spilled, released, discharged, disposed, or transported on or from any real property owned, leased or operated by the Company or any of its Subsidiaries. No Hazardous Material is present in, on, or under any such property. Each of the Company and its Subsidiaries is, and at all times has been, in compliance in all material respects with all applicable environmental, health and safety Laws, rules, ordinances, by-laws and regulations, and with all permits, registrations and approvals required under such Laws, rules, ordinances, by-laws and regulations (collectively, “Environmental Laws”). The Company is not aware of any fact or circumstance that would serve as a valid basis for any litigation involving the Company or any Subsidiary of the Company or imposing upon the Company or any Subsidiary of the Company any liability arising under any Environmental Laws.

2.23 Customers; Customer Attrition. Section 2.23 of the Company Disclosure Schedule sets forth the total number of active customers of the Company and its Subsidiaries (the “Customers”) and the number of such customers who were subscribing for the Company’s “HQ” product, in each instance, as of December 31, 2011. Section 2.23 of the Company Disclosure Schedule sets forth, as of December 31, 2011, the Company’s and its Subsidiaries’ collective customer retention rates for its products, and specifically, the Company’s “HQ” product, in accordance with the methodology set forth in Section 2.23 of the Company Disclosure Schedule (the “Customer Retention Rates”). Except as set forth in Section 2.23 of the Company Disclosure Schedule, the Company has no Knowledge of any plans or intentions by any Customer, distributor or reseller to terminate, cancel or otherwise materially and adversely modify their respective relationships with the Company or any Subsidiary of the Company, or to decrease materially or limit their usage or purchase of the products or services of the Company or any Subsidiary of the Company, that, together in the aggregate, would be reasonably expected result in the Customer Retention Rates for the year ended December 31, 2012 to be materially less than the Customer Retention Rates for the year ended December 31, 2011.

2.24 Illegal Payments. Neither the Company nor, to the Knowledge of the Company, any Person affiliated with the Company or any of its Subsidiaries has ever offered, made or received on behalf of the Company or any such Subsidiary any payment or contribution of any kind, directly or indirectly, including payments, gifts or gratuities, to any Person or United States or foreign Governmental Authority, employees or agents or candidates therefore or other persons in violation of Federal or state Laws specifically governing any such payment or contribution. Neither the Company nor any Subsidiary of the Company, nor, to the Knowledge of the Company, any of either of their respective officers, directors, Employees, Workers or affiliates have ever engaged in any activity prohibited by the Foreign Corrupt Practices Act of 1977, as amended.

2.25 Solvency. Neither the Company nor any Subsidiary of the Company has (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (e) admitted in writing its inability to pay its debts as they come due or (f) made an offer of settlement, extension or composition to its creditors generally.

2.26 Indebtedness. Except as set forth in Section 2.26 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has any outstanding indebtedness for borrowed money and is not obligated to make any loans or advances to any Person. There exists no breach or default, or an event which with the lapse of time would constitute a breach or default, by the Company or any Subsidiary of the Company, and, to the Company’s Knowledge, by any other Person, of any agreement or other instrument evidencing or relating to any indebtedness or obligation. Neither the Company nor any Subsidiary of the Company has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other Person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss).

2.27 Privacy of Customer Information. The Company and its Subsidiaries have not used, and do not currently use, any of the customer information that they have received or currently receive in connection with their businesses in a manner that violates the Company’s privacy policy. Neither the Company nor any Subsidiary of the Company has collected any customer information through its website that violates the Company’s privacy policy.

2.28 Disclosure. No representation, warranty or statement by the Company in this Agreement or any other agreement or document contemplated hereby, or in any written statement or certificate furnished pursuant hereto or thereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein, in light of the circumstances under which they were made, not misleading.

2.29 Votes and Approvals Required. Subject to the condition to Closing set forth in Section 5.1, the only votes, approvals, waivers and/or other actions of the holders of any classes or series of capital stock of the Company necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement are (a) the affirmative vote of the holders of a majority of the issued and outstanding shares of the Company Capital Stock and

(b) the affirmative vote of the holders of a majority of the issued and outstanding shares of the Preferred Stock (collectively, the “Company Stockholder Approval”).

2.30 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Section 2, the Company makes no representation or warranty, express or implied, at law or in equity, in respect of the Company, its Subsidiaries, or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

Section 3. Representations and Warranties of Parent and Merger Sub

In order to induce the Company to enter into this Agreement, Parent and Merger Sub, severally and jointly, hereby make to the Company the representations and warranties contained in this Section 3, subject to the qualifications and exceptions set forth in the disclosure schedule delivered to the Company pursuant to this Agreement (the “Parent Disclosure Schedule”).

3.1 Organization and Corporate Power. Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all required corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby.

3.2 Authority and Non-Contravention. Each of Parent and Merger Sub has all required corporate power and authority to enter into this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby. This Agreement is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of the Parent and Merger Sub in accordance with their respective terms, subject to the Bankruptcy and Equity Exceptions. The execution, delivery and performance of this Agreement have been, and all agreements, documents and instruments to be executed and delivered by Parent and/or Merger Sub at Closing will be, duly authorized by all necessary corporate action of Parent and/or Merger Sub, as applicable. The Merger has been duly adopted and approved by Parent as the sole stockholder of Merger Sub. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and all agreements, documents and instruments to be executed and delivered by Parent and/or Merger Sub at Closing, and the consummation of the transactions contemplated by this Agreement, do not (a) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit under any provision of Parent’s or Merger Sub’s certificate of incorporation or bylaws, (b) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, regulation or rule, or any order of, or any restriction imposed by, any Governmental Authority applicable to Parent or Merger Sub, as applicable, (c) assuming that all consents and approvals described in Section 2.2(b) have been obtained and all filings and obligations described in Section 2.2(b) have been made as implied with, require from each either Parent or Merger Sub any notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third party or (d) violate or result in a violation of, or conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material contract, agreement, permit, license, authorization or other obligation to which Parent or Merger Sub, as applicable, is a party or by which Parent, Merger Sub or their respective assets, as applicable, are bound.

3.3 Financial Ability. Parent has, and will have on the Closing Date, sufficient cash on hand from Parent’s immediately available internal organization funds or available under a committed credit facility or unutilized lines of credit with financial institutions, to consummate the transactions contemplated hereby and perform its obligations hereunder.

3.4 Litigation. There is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of Parent and Merger Sub, threatened against either Parent or Merger Sub that individually or when aggregated with one or more other actions has had, or would reasonably be expected to have, an ICG Material Adverse Effect or a material adverse effect on Parent’s or Merger Sub’s ability to perform this Agreement or to consummate the transactions contemplated hereby.

3.5 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub (a) was formed solely for the purpose of engaging in the transactions contemplated hereby, (b) has engaged in no other business activities and (c) has conducted its operations only as contemplated hereby.

3.6 Investment Banking; Brokerage. There are no claims for investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement payable by Parent or Merger Sub or any Affiliate of Parent or based on any arrangement or agreement made by or on behalf of the Parent or Merger Sub or any Affiliate of Parent.

Section 4. Covenants

4.1 Interim Operations of the Company. Except with the prior written consent of Parent as specifically contemplated by this Agreement, or as set forth in Section 4.1 of the Company Disclosure Schedule, the Company hereby covenants to Parent that, during the period commencing on the date of this Agreement and ending on the earlier to occur of (a) the Closing Date and (b) the termination of this Agreement in accordance with Section 6 (the “Interim Period”):

(a) The businesses of the Company and its Subsidiaries shall be conducted only in the Ordinary Course of Business, and the Company and its Subsidiaries shall use commercially reasonable efforts to preserve intact the present business organization, keep available the services of current officers, Employees and preserve satisfactory relationships and goodwill with any Governmental Authorities, customers, strategic partners, suppliers, distributors, creditors, lessors, Employees, Workers and others having business dealings with same.

(b) During the Interim Period, the Company shall not, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), and except as explicitly contemplated by this Agreement, do any of the following or permit any of its Subsidiaries to do any of the following:

(i) incur any indebtedness for borrowed money or create any mortgage, lien or other Claim on any of the properties of the Company exceeding $100,000, other than Permitted Encumbrances;

(ii) purchase, sell or otherwise dispose of, or enter into any agreement or other arrangement, or a series of related agreements or arrangements for the purchase, sale or other disposition of (A) any properties or assets involving the payment or receipt of more than either (1) $100,000 in any twelve-month period or (2) $250,000 in the aggregate or (B) any Intellectual Property Assets;

(iii) waive, cancel or modify any material right or material debt owed to it;

(iv) declare, set aside or pay any dividend, or make any other distribution in respect of the Company Capital Stock, directly or indirectly redeem, purchase or other acquire any Company Capital Stock, or make any bonus payments to or with any of its officers, Employees or Workers, except for bonus payments to non-executive salespeople made in the Ordinary Course of Business;

(v) consummate any merger, consolidation, reorganization or similar transaction;

(vi) issue any debt or equity securities or options or warrants therefor;

(vii) pay or discharge a lien or liability which was not shown on the Most Recent Balance Sheet which, together with all liens and liabilities paid or discharged and not shown on the Most Recent Balance Sheet, exceeds $100,000 in the aggregate;

(viii) incur any contingent liability as guarantor or otherwise with respect to the obligations of others or cancel any material debt or claim owning to, or waive any material right, including any write-off or compromise of any accounts receivable other than in the Ordinary Course of Business;

(ix) incur any indebtedness or any material obligation or liability to any of its officers, directors, stockholders, Employees or Workers, or any loans or advances to any of its officers, directors, stockholders, Employees or Workers, except normal compensation and expense allowances payable to officers, Employees or Workers in the Ordinary Course of Business;

(x) make any change in any collection, payment, accounting or tax reporting principles, methods or policies;

(xi) amend its certificate of incorporation or bylaws;

(xii) amend or terminate any Material Contract other than in the Ordinary Course of Business;

(xiii) enter into any material arrangements relating to any royalty or similar payment based on the revenues, profits or sales volume of the Company or any Subsidiary of the Company, whether as part of the terms of the Company Capital Stock or by any separate agreement; or

(xiv) enter into any employment, severance or similar agreement (or amendment of any such agreement) or agreement to increase the compensation or any benefits payable to or being provided to any of the Company’s or any of its Subsidiaries’ directors, officers, Employees, Workers, agents or representatives, in each case, other than normal agreements or increases in the Ordinary Course of Business and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Company or any such Subsidiary.

(c) The Company shall not, during the Interim Period, enter into any agreement, contract, commitment or arrangement to take any of the actions set forth in subsection (b) above without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed).

4.2 Company Share Rollover; Related Agreements and Transactions.

(a) Each of the Company Shareholders listed on Exhibit G-1 hereto (each, a “Rollover Participant”) shall, prior to the Closing, pursuant to a contribution agreement in the form attached hereto as Exhibit G-2 hereto (the “Contribution Agreement”), contribute to Parent that number and class and series, if applicable, of shares of Company Capital Stock or In-The-Money Company Options in exchange for that number of shares of Parent Stock, in each case, as set forth on such Exhibit G-1 hereto (such transaction, the “Company Share Rollover”).

(b) Parent and each Rollover Participant shall, at or prior to the Closing, execute and deliver a stockholder agreement in the form attached as Exhibit H hereto (the “Stockholder Agreement”).

(c) The Company shall, at or prior to the Closing, execute with Glenn Trout, Michael Flynn, Ronald Deger, Chuck Haling and Patricia Owens (together, the “Company Executives”) (i) employment agreements in substantially the forms attached as Exhibit I-1, Exhibit I-2, Exhibit I-3, Exhibit I-4, Exhibit I-5, respectively, hereto (such agreements, collectively, the “Executive Employment Agreements”) and (ii) restrictive covenant agreements, each in substantially in the form attached as Exhibit J hereto (a “Restrictive Covenant Agreement”), or another agreement containing substantially similar provisions.

4.3 Access; Confidentiality; Disclosure.

(a) During the Interim Period, the Company shall (i) give Parent and its authorized representatives reasonable access to all books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries in a manner so as not to interfere with the normal business operations of the Company, (ii) permit Parent to make such copies and inspections thereof as may reasonably be requested and (iii) cause the officers of the Company and its Subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request. No investigation pursuant to this Section 4.3(a) shall affect any representation or warranty in this Agreement of any party hereto or any conditions to the obligations of the parties hereto.

(b) The provisions of that certain Mutual Confidentiality and Non-Disclosure Agreement between the Company and ICGE, dated as of July 20, 2011, shall remain binding and in full force and effect during the Interim Period and, subject to its terms, shall survive any termination of this Agreement pursuant to Section 6.

(c) Parent shall have the opportunity to review and approve (which approval will not be unreasonably withheld, conditioned or delayed) all materials and documents, including all written consents, to be distributed to or executed by the stockholders of the Company. Parent shall have the opportunity to review and approve (which approval will not be unreasonably withheld, conditioned or delayed) the resolutions of the directors of the Company regarding the approval of the Merger and the related transactions. For the avoidance of doubt, Parent shall not be entitled to review minutes or materials regarding the negotiations or other matters.

4.4 Efforts and Actions of the Company and Parent to Cause Closings to Occur; Regulatory Notices. During the Interim Period, upon the terms and subject to the conditions of this Agreement and in addition to any other covenants set forth in this Agreement, the Company and Parent hereby agree to use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the Merger and the transactions contemplated hereby as promptly as practicable, including, without limitation, (i) the preparation and filing of all forms, registrations and notices required to be filed by such party to consummate the Closing, (ii) soliciting the consent of, and undertaking commercially reasonable efforts to obtain approval of, the requisite holders of Company Capital Stock necessary to adopt this Agreement, (iii) the taking of such reasonable actions as are necessary for such party to make any other Closing deliveries or to obtain any other requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any Person or Governmental Authority. The Company and Parent, as applicable, shall promptly notify the other party upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any such approval will not be obtained or that the receipt of any such approval will be materially delayed.

4.5 Exclusivity. During the Interim Period, except with the prior written consent of Parent, neither the Company nor any Subsidiary of the Company will, and neither will permit any officer, director, Employee, Worker, agent (including financial advisors), stockholder or Affiliate to, directly or indirectly continue, solicit, entertain, initiate or participate in or encourage discussions or negotiations with, or the submission of bids, offers or proposals, whether directly or indirectly, by any Person with respect to an acquisition of the Company or an equity financing of the Company, or any acquisition of any capital stock or other interest of the Company or any material assets of the Company, by any means whatsoever, or enter into any agreement, arrangement or understanding regarding any of the foregoing, and the Company shall immediately notify Parent if any such bids, offers or proposals are received, or any such negotiations or discussions are sought. In addition, during the Interim Period, the Company shall use its reasonable best efforts not to, and to cause its Subsidiaries and representatives not to, disclose any information not customarily disclosed to any Person (other than Parent or its representatives) concerning the Company or afford to any such other Person access to the Company’s properties, books or records, provided that nothing herein shall restrict the Company’s ability to make such disclosure for a business purpose other than those contemplated by the preceding sentence.

4.6 Notice of Certain Events.

(a) The Company shall give prompt written notice to Parent of (i) the occurrence or nonoccurrence of any event causing any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.6(a) shall not serve to cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b) Parent shall give prompt written notice to the Company of (i) the occurrence or nonoccurrence of any event causing any representation or warranty of Parent contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.6(b) shall not serve to cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(c) Each of the parties hereto shall give notice to the other parties hereto of the occurrence after the date hereof (or the non-occurrence after the date hereof) of any event that would reasonably be expected to prevent the satisfaction of any of the conditions set forth in Section 5.

4.7 Company Stockholder Approval. The Company shall use its commercially reasonable best efforts to take all action necessary or advisable to secure (a) the execution by each Principal Stockholder of the Support Agreement within two Business Days following the execution of this Agreement and (b) the approval by each of the other Company Stockholders of the transactions contemplated hereby as soon as possible following the execution of this Agreement. The Company shall provide to Parent copies of all materials to be distributed to the Company Stockholders prior to distribution.

4.8 Company Options and Company Warrants. The Company shall take any and all additional reasonable actions necessary or required to (i) give effect to the provisions contained in Section 1.7(c) and 1.7(d) and (ii) subject to the provisions contained in Section 1.7(c) and 1.7(d), cause any and all remaining outstanding Company Options and Company Warrants to be terminated and of no further force and effect as of the Effective Time.

4.9 Surviving Corporation Equity Compensation. Parent shall, at the Closing, adopt a new equity incentive plan in the form attached hereto as Exhibit K (the “New Equity Incentive Plan”) and, as soon as is reasonably practicable following the Closing, grant to Parent/Surviving Corporation employees options to purchase Parent Stock that would represent 10.8% of Parent’s then-outstanding shares of capital stock on a fully-diluted basis; provided, however, that each such grant shall be conditioned upon the relevant employee executing a Restrictive Covenant Agreement to the extent that he or she has not already done so.

4.10 Insurance and Indemnification of Directors and Officers.

(a) From the Effective Time through the sixth anniversary of the Effective Time (such period, the “Tail Period”), Parent shall, or shall cause the Surviving Corporation to, purchase and maintain in effect the Company’s current directors’ and officers’ liability insurance covering each officer and director currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time with respect to any matter claimed against such Person by reason of him or her serving in such capacity on terms with respect to such coverage and amounts no less favorable in the aggregate than those of such policy in effect on the date of this Agreement; provided that in no event shall the aggregate costs of such insurance policies exceed in any one year during the Tail Period 150% of the current aggregate annual premiums paid by the Company for such purpose, it being understood that Parent or the Surviving Corporation shall nevertheless be obligated to provide such coverage, with respect to each year during the Tail Period, as may be obtained for a cost not exceeding such 150% annual amount; provided, further, that Parent or the Surviving Corporation may (i) substitute therefor policies of any reputable insurance company or (ii) satisfy its obligation under this Section 4.10(a) by causing the Company to obtain prepaid (or “tail”) directors’ and officers’ liability insurance policy, in each case, the material terms of which including coverage and amount, are no less favorable in the aggregate to such directors and officers than the insurance coverage otherwise required under this Section 4.10(i). Any insurance policies provided pursuant to this Section 4.10(a) shall be from an insurance company with an A.M. Best Co. rating at least as high as the rating received by the Company’s current insurance provider.

(b) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or one of its Subsidiaries (each, a “Company D&O Indemnified Party”) as provided in the certificate of incorporation or bylaws of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other contracts in effect on the date hereof, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms for a period of six years, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(c) The obligations of Parent and the Surviving Corporation under this Section 4.10 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Company D&O Indemnified Party to whom this Section 4.10 applies without the consent of such affected Company D&O Indemnified Party (it being expressly agreed that the Company D&O Indemnified Parties to whom this Section 4.10 applies shall be third party beneficiaries of this Section 4.10, each of whom may enforce the provisions of this Section 4.10).

(d) In the event Parent, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 4.10. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Company D&O Indemnified Party is entitled, whether pursuant to applicable Laws, contract or otherwise.

Section 4A. Tax Matters. The following provisions shall govern the allocation of responsibility as between Parent and the Company Stockholders for certain Tax matters following the Closing Date:

4A.1 Responsibility for Filing Tax Returns. Parent shall prepare or cause to be prepared at its own cost, all Tax Returns for the Company and its Subsidiaries that are filed after the Closing Date. To the extent such Tax Returns (including Tax Returns for a Short Period) relate to the Pre-Closing Tax Period, (a) such Tax Returns shall be filed consistently with past Tax Returns, except as may be required by applicable law, and (b) Parent shall provide draft versions of such Tax Returns to the Stockholder Representative not later than 30 days prior to the extended due date for filing such Tax Returns. The Stockholder Representative shall notify Parent of any proposed changes not later than 15 days after delivery of such draft Tax Returns pursuant to the preceding sentence. Parent shall cause the Company and its Subsidiaries to file all Tax Returns described in this Section 4A.1, taking into account the Stockholder Representative’s reasonable proposed changes with respect to Tax Returns that relate to the Pre-Closing Tax Period on or prior to their extended due dates, and the Stockholder Representative shall pay the Taxes shown due on any Tax Return that relates to a Pre-Closing Tax Period to the extent such Taxes are not reflected as an accrual in the calculation of the Final Working Capital.

4A.2 Cooperation on Tax Matters.

(a) Parent, the Stockholder Representative and the Company and its Subsidiaries shall cooperate fully, as and to the extent reasonably requested by the other part(ies), in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees of the Company and the Subsidiaries (including, without limitation, Employees and Workers) available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) Parent, the Company Stockholders and the Company and its Subsidiaries further agree, upon request, to provide the other part(ies) with all information that any party may be required to report pursuant to Section 6043 of the Code and any Treasury Regulation promulgated thereunder.

4A.3 Certain Taxes and Fees. The Stockholder Indemnifying Parties (as defined below) shall, severally and not jointly (on a pro rata basis, in proportion to the relative amounts of Merger Consideration to which such Company Stockholder is otherwise entitled to receive pursuant to Section 1.7), be liable for the payment of (a) any Taxes of the Company for all taxable periods ending prior to and including the Closing Date, (b) in the case of any Taxes of the Company for any Straddle Period, the portion of such Taxes attributable to the Pre-Closing Tax Period, (c) any Taxes resulting from the Company being liable for any Taxes of any consolidated group of which the Company was a member prior to the Closing Date pursuant to Treasury Regulations §1.1502-6 or any analogous state, local or foreign Tax provision, (d) any Taxes of any Person imposed on the Company as a transferee or successor, by contract, or otherwise attributable to actions of the Company or contracts entered into prior to the Closing, and (e) any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties, interest and additional amounts with respect thereto) incurred in connection with the consummation of the transactions contemplated by this Agreement, and the Stockholder Indemnifying Parties shall indemnify and hold harmless the Parent Indemnified Parties against any Losses relating to such Taxes; provided that the Stockholder Indemnifying Parties shall not be responsible hereunder for (i) any Taxes for which an accrual was reflected in the calculation of Final Working Capital, or (ii) any Taxes resulting from an election made under Section 338 of the Code or the Treasury Regulations thereunder with respect to the Merger. The Stockholder Representative, on behalf of the Stockholder Indemnifying Parties, shall cause to paid to the applicable Parent Indemnified Parties (including, without limitation, by causing the Escrow Agent to release Escrow Consideration to such Parent Indemnified Parties pursuant to the terms of the Escrow Agreement) such amounts for which they are required to indemnify them hereunder within 15 days following payment of the applicable Tax. In order appropriately to apportion any Taxes relating to a period that includes the Closing Date, the Parties shall, to the extent permitted by Law (and to the extent such election does not require a change in the accounting period of the Company), elect with the relevant Governmental Authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company (a “Short Period”), and such period shall be treated as a Short Period and a period ending prior to or on the Closing Date for purposes of this Agreement.

4A.4 Tax Refund. The Company Stockholders shall be entitled to any refund of Taxes with respect to the Company or any Subsidiary for any Pre-Closing Tax Period to the extent that such refund is not reflected in the calculation of Final Working Capital, and upon receipt of each such refund by Parent, the Company or any Subsidiary, Parent shall, or shall cause the Company or any Subsidiary to promptly make such refund payment to the Stockholder Representative on behalf of the Company Stockholders.

Section 5. Closing Conditions

5.1 Conditions to Each Party’s Obligation to Effect Closing. The respective obligations of the Company and Parent to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a) No action or proceeding by or before any Governmental Authority that seeks to enjoin, restrain or prohibit, or might reasonably be expected to result in damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement shall have been instituted or threatened;

(b) No Laws shall have been enacted or promulgated by any Governmental Authority that prohibits the consummation of the Closing;

(c) There shall be no order or injunction of a court of competent jurisdiction in effect expressly precluding consummation of the Merger or the other transactions contemplated hereby, provided that the parties hereto shall use their commercially reasonable efforts to have any such order or injunction vacated or lifted;

(d) The Escrow Agent shall have delivered a counterpart of the Escrow Agreement, duly executed by the Escrow Agent;

(e) The Paying Agent shall have delivered a counterpart of the Paying Agent Agreement, duly executed by the Paying Agent; and

(f) The Company and Parent shall have agreed upon the Closing Payment Schedule.

5.2 Conditions to Obligations of Parent and Merger Sub to Effect the Closing. The obligations of Parent and Merger Sub to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) All of the representations and warranties of the Company that are qualified as to “materiality” or “Company Material Adverse Effect” shall be true and complete in all respects, and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such date);

(b) The Company shall have performed or compiled in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time;

(c) No Company Material Adverse Effect shall have occurred during the Interim Period;

(d) Each Principal Stockholder shall have executed and delivered the Support Agreement;

(e) The Company Stockholder Approval (including the affirmative vote of the holders of at least 95% of the Company Common Stock (on a fully-diluted, as-converted-to-Company Common Stock basis);

(f) The Company Share Rollover shall have occurred with respect to each Rollover Participant;

(g) Each Rollover Participant shall have executed and delivered the Stockholder Agreement;

(h) The Company and the respective Company Executives shall have executed and delivered the Executive Employment Agreements;

(i) To the extent requested by Parent, each Employee and Worker shall have executed and delivered a Restrictive Covenant Agreement;

(j) The Company shall have delivered (i) to Parent an affidavit, under penalties of perjury, stating that the Company is not and has never been a United States real property holding corporation, dated as of the Effective Time and in the form and substance required under Treasury Regulation 1.897-2(h) so that Parent is exempt from withholding any part of the Merger Consideration, and (ii) to the IRS the notification required under Section 1.897-2(h)(2) of the United States Treasury Regulations;

(k) Parent shall have received a legal opinion from Kelley Drye & Warren LLP (“KDW”) in substantially the form attached as Exhibit L hereto;

(l) The Company shall have delivered to Parent the following documents:

(i) A certificate of the Secretary of the Company, dated as of the Closing Date, certifying (A) the Company’s certificate of incorporation, (B) the Company’s bylaws, (C) the resolutions of the Company Board approving this Agreement and the transactions contemplated thereby, (D) the Company Stockholder Approval and (E) the incumbency and genuineness of the signatures of each officer of the Company executing this Agreement and the other documents relating to the transactions contemplated by this Agreement;

(ii) A certificate of an officer of the Company, dated as of the Closing Date, stating that the conditions specified in Section 5.2(a), (b) and (c) have been fully satisfied; and

(iii) A good standing certificate of the Company from the State of Delaware dated within 10 days prior to the Closing;

(m) The Company shall have obtained each of the Required Consents;

(n) The Stockholder Representative shall have delivered a counterpart of the Escrow Agreement, duly executed by the Stockholder Representative;

(o) The Company shall have delivered a counterpart of the Paying Agent Agreement, duly executed by the Company and the Stockholder Representative; and

(p) Parent and Merger Sub shall have received the resignations, effective as of the Closing, of each director and officer of the Company and its Subsidiaries other than those whom Parent has specified in writing shall not resign at least two Business Days prior to the Closing.

5.3 Conditions to Obligations of the Company to Effect the Closing.

The obligations of the Company to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) All of the representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified as to “materiality” or “ICG Material Adverse Effect” shall be true and complete in all respects and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such date);

(b) Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time;

(c) The Initial Merger Consideration shall have been deposited with the Paying Agent, the Escrow Consideration shall have been deposited with the Escrow Agent, and the Stockholder Representative Expense Amount shall have been deposited with the Stockholder Representative;

(d) Parent shall have executed and delivered the Stockholder Agreement;

(e) Parent shall have delivered to the Company the following documents:

(i) A certificate of Parent, dated as of the Closing Date, certifying (A) Parent’s certificate of incorporation, (B) Parent’s bylaws, (C) the resolutions of the Board of Directors and stockholders of Parent approving this Agreement and the transactions contemplated thereby and (D) the incumbency and genuineness of the signatures of each officer of Parent executing this Agreement and the other documents relating to the transactions contemplated by this Agreement;

(ii) A certificate of Merger Sub, dated as of the Closing Date, certifying (A) Merger Sub’s certificate of incorporation, (B) Merger Sub’s bylaws, (C)

the resolutions of the Board of Directors and shareholders of Merger Sub approving this Agreement and the transactions contemplated thereby and (D) the incumbency and genuineness of the signatures of each officer of Merger Sub executing this Agreement and the other documents relating to the transactions contemplated by this Agreement;

(iii) A certificate of an officer of Parent and Merger Sub, dated as of the Closing Date, stating that the conditions specified in Section 5.3(a) and (b) have been fully satisfied; and

(iv) A good standing certificate of each of ICG, Parent and Merger Sub from the State of Delaware, in each case, dated within 10 days prior to the Closing; and

(f) The Parent shall have delivered a counterpart of the Escrow Agreement and the Paying Agent Agreement, each duly executed by the Parent.

Section 6. Termination

6.1 Termination. Notwithstanding anything to the contrary set forth in this Agreement, prior to the Effective Time, this Agreement may be terminated or the transactions contemplated hereby with respect to the Closing may be abandoned only as follows:

(a) by the mutual written consent of Parent and the Company;

(b) by any party hereto if any Governmental Authority has issued an order, decree or ruling or taken any other action which permanently restrains, enjoins or otherwise prohibits the transactions contemplated hereby, provided that such order, decree, ruling or other action has become final and non-appealable;

(c) by any party hereto if the Closing has not occurred on or prior to April 30, 2012 (the “Termination Date”), provided that no party may terminate this Agreement pursuant to this Section 6.1(c) if such party’s failure to fulfill any of its obligations under this Agreement has caused the Closing not to have occurred on or before such date;

(d) by the Company if Parent has breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Section 5, which breach has not been cured within 20 Business Days after the giving of written notice by the Company to Parent specifying such breach; provided that the Company may terminate this Agreement pursuant to this Section 6.1(d) only if the Company is not in breach in any material respect of any of its obligations hereunder; or

(e) by Parent if the Company has breached in any material respect any representation, warranty, covenant or other agreement made by it contained in this Agreement which would give rise to the failure of a condition set forth in Section 5, which breach has not been cured within 20 Business Days after the giving of written notice by Parent to the Company specifying such breach; provided that Parent may terminate this Agreement pursuant to this

Section 6.1(e) only if Parent is not in breach in any material respect of any of its obligations hereunder.

6.2 Effect of Termination. In the event of the termination of this Agreement by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination of this Agreement is made, and this Agreement shall become void and of no further force and effect, except for the provisions of (a) Section 4.3(b) (relating to certain confidentiality obligations), (b) Section 9.7 (relating to notices), (d) Section 9.11 (relating to expenses), (e) Section 9.12 (relating to publicity) and (f) this Section 6. Nothing in this Section 6 shall be deemed to release any party from any liability for any material breach by such party of the terms and provisions of this Agreement.

6.3 Right to Proceed. Notwithstanding any other provision in this Agreement, (a) if any of the conditions specified in Section 5 hereof for the benefit of the Company have not been satisfied, the Company shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder and (b) if any of the conditions specified in Section 5 hereof for the benefit of Parent have not been satisfied, Parent shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder.

Section 7. Survival of Representations and Warranties; Indemnification

7.1 Survival of Representations, Warranties and Covenants.

(a) All representations, warranties, covenants, and agreements of the Company and Parent made in this Agreement, in the Company Disclosure Schedule delivered to Parent and the Parent Disclosure Schedule delivered to the Company and in all agreements, documents and instruments executed and delivered at the Closing in connection herewith are material, shall be deemed to have been relied upon by the party or parties to whom they are made, and, subject to the time limits set forth in Section 7.1(b) and (c), shall survive the Closing.

(b) The representations and warranties made by the Company in this Agreement or in any closing certificate delivered hereunder shall expire and terminate and be of no further force and effect upon the earlier to occur of (x) 15 Business Days following that date on which the Company’s independent certified public accounting firm has completed its audit with respect to the Company’s financial statements for and as of the year ended December 31, 2012 and (y) that date which is the 16-month anniversary of the Closing Date (the “Expiration Date”), provided, however, that, notwithstanding anything herein to the contrary, (i) any bona fide good faith written claim for indemnification from the Stockholder Indemnifying Parties (as defined below) or other recovery from the Company Stockholders for breach thereof made prior to such Expiration Date and delivered to the party against whom such claim is made shall survive thereafter and, as to any such claim, such applicable expiration shall not affect the rights to indemnification or other recovery of the party making such claim, (ii) the representations and warranties set forth in Section 2.12 (relating to tax matters) (whether made in this Agreement or in any closing certificate) shall survive until the applicable statute of limitations has expired, (iii) the representations and warranties set forth in Section 2.1 (relating to organization and corporate power), Section 2.2 (relating to authorization, non-contravention, consents and approvals) and Section 2.21 (relating to investment banking and brokerage matters) (in each case, whether made in this Agreement or in any closing certificate) shall survive indefinitely (the representations and warranties set forth in (ii) and (iii) of this Section 7.1(b) being the “Fundamental Company Representations”) and (iv) any representation in the case of fraud or willful misconduct shall survive indefinitely, and any claim by Parent or any Parent Indemnified Party (as defined below) involving fraud or willful misconduct by the Company may be made at any time.

(c) The representation and warranties made by Parent in this Agreement or in any closing certificate delivered hereunder shall expire and terminate and be of no further force and effect on the Expiration Date, provided, however, that, notwithstanding anything herein to the contrary, (i) any bona fide good faith written claim for indemnification from Parent or other recovery from Parent for breach thereof made prior to such Expiration Date and delivered to Parent shall survive thereafter and, as to any such claim, such applicable expiration shall not affect the rights to indemnification or other recovery of the party making such claim, (ii) the representations and warranties set forth in Section 3.1 (relating to organization and corporate power), Section 3.2 (relating to authorization and non-contravention), Section 3.5 (relating to ownership and operations of Merger Sub) and Section 3.6 (relating to investment banking and brokerage matters) (in each case, whether made in this Agreement or in any closing certificate) (such representations and warranties, the “Fundamental Parent Representations”) shall survive indefinitely and (iii) any representation in the case of fraud or willful misconduct shall survive indefinitely, and any claim by the Stockholder Representative or any Company Indemnified Party (as defined below) for fraud or willful misconduct by Parent may be made at any time.

7.2 Indemnification.

(a) Effective after the Closing and subject to the time limits set forth in Section 7.1 and the limitations set forth in Section 7.3, each of the Company Stockholders, severally and not jointly, on his, her, or its own behalf of and on behalf of his or her successors, executors, administrators, estates, heirs and assigns, (collectively, the “Stockholder Indemnifying Parties”) agrees (on a pro rata basis, in proportion to the relative amounts of Merger Consideration to which such Company Stockholder is otherwise entitled to receive pursuant to Section 1.7) to defend, indemnify and hold Parent, its respective Affiliates and direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, directors, officers, employees and agents and their respective Affiliates (collectively, the “Parent Indemnified Parties”) harmless from and against any and all damages, liabilities, losses, claims, diminution of value, obligations, liens, assessments, judgments, Taxes, fines, penalties, reasonable costs and expenses (including reasonable fees of legal counsel representing the Parent Indemnified Parties), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third party claims and including all amounts paid in investigation, defense or settlement of the foregoing) (“Losses”) which may be sustained or suffered by any such Parent Indemnified Party based upon, arising out of, or by reason of:

(i) the breach of any representation or warranty made by the Company in this Agreement (including, without limitation, Section 2 hereof) or in any closing certificate delivered hereunder;

(ii) the breach of any covenant or other agreement made by the Company in this Agreement (including, without limitation, Section 4 hereof); and/or

(iii) any claim, cause of action, suit, demand, liability, controversy, costs, expenses, fees and/or damages of any kind (including, without limitation, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), brought by any Company Stockholder, including, without limitation, any representative or heir, arising out of or related to such Company Stockholder’s ownership or former ownership of stock of the Company, including, without limitation, claims for appraisal rights, whether directly, derivatively, representatively or in any other capacity, against the Company, or its Subsidiaries or any of their respective Affiliates (including, without limitation, any and all of its and their respective past, present and/or future Affiliates, directors, officers, shareholders, members, partners, employees (including, without limitation, Employees and Workers), fiduciaries, advisors, and agents, and each of their respective successors and assigns), in any way based upon, arising from, relating to or involving, directly or indirectly, this Agreement, the Merger or any other agreement or transaction contemplated hereby or thereby.

(b) Effective after the Closing and subject to the time limits set forth in Section 7.1 and the limitations set forth in Section 7.3, Parent agrees to defend, indemnify and hold the Company Stockholders, their respective Affiliates and direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, directors, officers, employees (including, without limitation, Employees and Workers) and agents and their respective Affiliates (collectively, the “Company Indemnified Parties”) harmless from and against any and all Losses which may be sustained or suffered by any such Company Indemnified Party based upon, arising out of, or by reason of any breach of:

(i) any representation or warranty made by Parent in this Agreement (including Section 3 hereof) or in any closing certificate delivered hereunder; or

(ii) any covenant or other agreement made by Parent in this Agreement (including Section 4 hereof).

(c) Effective after the Closing and subject to the limitations set forth in Section 7.3, each Stockholder Indemnifying Party (on a pro rata basis, in proportion to the relative amounts of Merger Consideration to which such Company Stockholder is otherwise entitled to receive pursuant to Section 1.7) agrees to defend, indemnify and hold each of the Parent Indemnified Parties harmless from and against any and all Losses which may be sustained or suffered by any such Parent Indemnified Party based upon, arising out of, or by reason of any breach of any representation or covenant of the Company Stockholders, the Stockholder Representative and/or the Stockholder Indemnifying Parties set forth in Section 4A (the “Special Tax Provisions”).

7.3 Limitations on Indemnification. Notwithstanding anything in Section 7.2 to the contrary:

(a) The Stockholder Indemnifying Parties shall not be liable for Losses (i) in respect of claims made by any Parent Indemnified Party for indemnification under Section 7.2(a)(i) unless the total of all Losses in respect of claims made by the Parent Indemnified Parties for indemnification exceeds $500,000 (the “Threshold”) in the aggregate, whereupon the total amount of all such Losses incurred by Parent Indemnified Parties from the first dollar without regard to the Threshold shall be recoverable by Parent Indemnified Parties in accordance with the terms hereof or (ii) once the total of all such Losses exceeds the Threshold in the aggregate, in respect of any individual matter thereafter unless and until the amount of Losses with respect to such matter exceeds $25,000; provided, however, that the foregoing shall not apply to any breaches of Fundamental Company Representations or in the event of fraud or willful misconduct.

(b) Parent shall not be liable for Losses (i) in respect of claims made by any Company Indemnified Party for indemnification under Section 7.2(b)(i) unless the total of all Losses in respect of claims made by the Company Indemnified Parties for indemnification shall exceed the Threshold in the aggregate, whereupon the total amount of all such Losses incurred by the Company Indemnified Parties from the first dollar without regard to the Threshold shall be recoverable by the Company Indemnified Parties in accordance with the terms hereof or (ii) once the total of all such Losses exceeds the Threshold in the aggregate, in respect of any individual matter thereafter unless and until the amount of Losses with respect to such matter exceeds $25,000; provided, however, that the limitations set forth in this Section 7.3(b) shall not apply to any breaches of Fundamental Parent Representations or in the event of fraud or willful misconduct.

(c) The maximum aggregate amount for which the Stockholder Indemnifying Parties shall be liable to all Parent Indemnified Parties for Losses in respect of claims made by any Parent Indemnified Party for indemnification under Section 7.2(a)(i) shall not exceed $4,812,717.55; provided, however, that the foregoing shall not apply to any breaches of Fundamental Company Representations or in the event of fraud or willful misconduct.

(d) The maximum aggregate amount for which Parent shall be liable to all Company Indemnified Parties, taken together, for Losses under this Section 7.2(b)(i) shall not exceed $4,812,717.55; provided, however, that the foregoing shall not apply to any breaches of Fundamental Parent Representations or in the event of fraud or willful misconduct.

(e) The parties hereto agree that the Escrow Consideration (exclusive of the PPA Escrow Amount) shall, subject to the terms and conditions of the Escrow Agreement, be the sole source of recovery for claims for indemnification pursuant to Section 7.2(a)(i); provided, however, that nothing in this Section 7.3(e) shall limit (i) the remedies available to any party hereto (A) for any breaches of Fundamental Company Representations or (B) for fraud or willful misconduct or (ii) the indemnification or other obligation or liability of any Company Stockholder under any Support Agreement, Letter of Transmittal or other agreement contemplated by this Agreement. Except for breaches involving fraud or willful misconduct, the maximum aggregate amount for which the Stockholder Indemnifying Parties shall be liable to all Parent Indemnified Parties for Losses in respect of breaches of Fundamental Company Representations and/or Special Tax Provisions shall not exceed the amount actually received by such Stockholder Indemnifying Party received hereunder. To the extent that the Parent

Indemnified Parties are entitled to indemnification pursuant hereto for any Losses, the Parent Indemnified Parties shall be required to first submit such claim related to such Losses, and any dispute with respect to such claim related to such Losses shall be resolved, in accordance with the terms of the Escrow Agreement prior to any such Parent Indemnified Parties seeking payment directly from any Stockholder Indemnifying Parties with respect to such Losses to the extent there are sufficient available Escrow Consideration to indemnify the Parent Indemnified Parties for the full amount of the indemnifiable portion of such Losses; provided, however, that if there is insufficient available Escrow Consideration to indemnify the Parent Indemnified Parties for the full amount of the indemnifiable portion of such Losses, such Parent Indemnified Parties shall be permitted to seek indemnification directly from the Stockholder Indemnifying Parties to the extent of any shortfall, subject to the limitations set forth in this Section 7. For the avoidance of doubt, the obligations of Parent Indemnified Parties set forth in the foregoing sentence shall not apply to any indemnification or other obligation or liability of any Stockholder Indemnifying Party under any Support Agreement, Letter of Transmittal or other agreement contemplated by this Agreement.

(f) For purposes of this Section 7 (including, without limitation, for purposes of (i) determining whether or not there has been a breach of a representation or warranty by the Company or Parent and (ii) calculating the amount of Losses incurred arising out of or relating to any such breach), all representations and warranties of the Company in Section 2 and of the Parent and Merger Sub in Section 3 and all covenants in Section 4 shall be construed as if the word “material” and any reference to “Company Material Adverse Effect” (and variations thereof) were omitted from such representation or covenant, as the case may be.

(g) The amount of any Loss for which indemnification is provided under this Section 7 shall be net of (i) any amounts actually recovered by the relevant Parent Indemnified Party or Company Indemnified Party, as applicable, pursuant to any indemnification by or indemnification agreement with any third party and (ii) any insurance proceeds actually recovered, or other sources of reimbursement actually recovered, as an offset against such Loss (and no right of subrogation shall accrue to any insurer or third party indemnitor hereunder to the extent permitted under the relevant agreement with such insurer or indemnitor). If the amount to be netted pursuant to this Section 7.3(g) against any indemnification payment required pursuant to Section 7.2(a) or 7.2(b) is determined after such indemnification payment is made (whether from the Escrow Consideration or otherwise), then the relevant Parent Indemnified Party or Company Indemnified Party, as applicable, shall repay to the relevant Stockholder Indemnifying Parties (or, if applicable, restore Escrow Consideration) or Parent, as applicable, promptly after such determination, any amount that would not have been paid to such Parent Indemnified Party or Company Indemnified Party, as applicable (including, if applicable, from the Escrow Consideration), pursuant to this Section 7(g) had such determination been made at the time of such payment. The Parties agree that the relevant Parent Indemnified Party or Company Indemnified Party, as applicable, shall (A) not have any obligation to pursue the recovery of amounts referred to in clause (i) of this Section 7(g) and (B) be obligated to pursue the recovery of amounts referred to in clause (ii) only if such pursuit is reasonable, taking into account the effort necessary to pursue such recovery and any adverse consequences resulting, or reasonably expected to result, from such pursuit to such party.

(h) Notwithstanding anything contained herein to the contrary and in furtherance of and without limiting the foregoing, none of the Parent Indemnified Parties or Company Indemnified Parties shall be entitled to indemnification pursuant to this Section 7 for its own exemplary, punitive or other similar damages; provided, however, that, subject in each case to the other limitations contained in this Section 7, nothing herein shall prevent any such party from being indemnified pursuant to this Section 7 for (i) all components of awards against them in Third Party Claims for which indemnification is provided pursuant to Section 7 or (ii) its own reasonably foreseeable consequential damages, including, without limitation, claims for diminution of value with respect to the Company, provided that any such indemnification in accordance with (ii) above shall be limited to the amount then-remaining in the Escrow Fund (as defined in the Escrow Agreement).

7.4 Notice; Payment of Losses; Defense of Third Party Claims.

(a) In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any third party against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall (i) deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of written notice of the Third Party Claim (each, a “Third Party Claim Notice”) and (ii) provide such Indemnifying Party with such information with respect thereto as such Indemnifying Party may reasonably request. The failure to provide such Third Party Claim Notice, however, shall not release such Indemnifying Party from any of its obligations under this Section 7 except to the extent that such Indemnifying Party is materially prejudiced by such failure.

(b) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from any Third Party Claim pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 10 Business Days of receipt the relevant Third Party Claim Notice from the Indemnified Party, to assume the defense thereof at the expense of the Indemnifying Party, with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 7.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the

Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (A) involves a finding or admission of wrongdoing, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (C) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be fully indemnified hereunder.

(c) The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

Section 8. Stockholder Representative

8.1 Appointment. Effective upon the Effective Time, GB Stockholder Services, Inc. or its designee shall be, and hereby is, appointed and constituted as the Stockholder Representative as sole and exclusive agent and representative and attorney-in-fact with full power and authority to act for and on behalf of any or all Company Stockholders, in such Company Stockholder’s name, place and stead, as follows:

(a) to calculate Estimated Working Capital, Estimated Company Debt, Closing Working Capital and Closing Company Debt pursuant to Section 1;

(b) to object to all or any portion of any adjustment to the Merger Consideration pursuant to Section 1 or claim for indemnification pursuant to Section 4A and/or 7 (collectively, “Disputed Claims”); provided, however, that the Stockholder Representative shall promptly notify the Company Stockholders of any such Disputed Claims;

(c) to bring or defend legal actions with respect to any Disputed Claims; provided, however, that the Stockholder Representative shall promptly notify the Company Stockholders of any such legal action;

(d) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any Disputed Claims;

(e) to provide the tax cooperation contemplated by Section 4A;

(f) to enter into amendments to the Agreement pursuant to Section 9.1; and

(g) to take all actions necessary or appropriate in the good faith judgment of the Stockholder Representative for the accomplishment of the foregoing. For the avoidance of doubt, in all matters relating to Sections 1.10, 4A and/or 7, the Stockholder Representative shall be the only party entitled to assert the rights of the Company Stockholders and the Company

Indemnified Parties. Parent and the Parent Indemnified Parties shall be entitled to rely on all statements, representations and decisions of the Stockholder Representative.

8.2 Company Stockholders Bound. The Company Stockholders shall be bound by all actions taken by the Stockholder Representative in its capacity thereof, except for any action that conflicts with the limitations set forth below. Notwithstanding anything to the contrary herein, the Stockholder Representative is not authorized to, and shall not, accept on behalf of any Company Stockholder any Merger Consideration to which such Company Stockholder is entitled under this Agreement. The Stockholder Representative shall have no authority to incur personal liabilities on behalf of the Company Stockholders.

8.3 Resignation. The Stockholder Representative may resign upon not less than 20 days’ prior written notice to Parent and the Company Stockholders. In the event the Stockholder Representative resigns or is no longer able to serve as Stockholder Representative, the Company Stockholders shall exercise their reasonable best efforts to appoint a replacement and provide prior written notice to Parent, provided that the appointment of such replacement may be effected only with the written approval of Company Stockholders holding a majority of the Company Capital Stock, vested In-The-Money Company Options and In-The-Money Company Warrants (calculated on an as-converted-to-Company Common Stock basis, assuming the exercise of all vested In-The-Money Company Options and In-The-Money Company Warrants). Any successor Stockholder Representative shall acknowledge in writing to Parent such Stockholder Representative’s acceptance of appointment as Stockholder Representative.

8.4 Limits, Reliance.

(a) Each of the Company, Parent and Merger Sub, acknowledge and agree that: (i) the Stockholder Representative shall have no duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Company Stockholder shall otherwise exist against the Stockholder Representative; (ii) neither the Stockholder Representative nor any agent employed by the Stockholder Representative shall be liable to any Company Stockholder, and no Company Stockholder shall have any cause of action against the Stockholder Representative or any such agent, for any act done or omitted to be done in the capacity of Stockholder Representative while acting in good faith and not in a manner constituting gross negligence or intentional misconduct; (iii) none of the provisions in this Agreement shall be construed to require the Stockholder Representative to expend or risk the Stockholder Representative’s own funds or otherwise incur financial liability in the performance of the Stockholder Representative’s duties and responsibilities, or in the exercise of any of the Stockholder Representative’s rights and powers under this Agreement; and (iv) without limiting the generality of any of the foregoing, the Stockholder Representative shall not be liable to any Company Stockholder in the event that the Stockholder Representative declines to take any action in connection with any dispute or potential dispute with Parent or the Merger Sub because the Stockholder Representative believes there will not be adequate resources available to cover potential costs and expenses related to any such dispute.

(b) The Stockholder Representative may (i) rely upon and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request,

consent, order or other document reasonably believed by such Stockholder Representative to be genuine and to have been signed or presented by the proper party or parties, (ii) consult with legal counsel, and rely upon any written legal advice or opinion of such legal counsel and (iii) exercise any of the rights and powers, or perform any action pursuant to this Section 8, either directly or through agents or attorneys. The Stockholder Representative shall not delegate the Stockholder Representative’s decision-making authority, however, to any agent or attorney.

8.5 Stockholder Representative Indemnification. The Company Stockholders, severally, shall indemnify the Stockholder Representative from and against any Losses incurred by the Stockholder Representative in the performance of its duties under the terms of this Agreement and the Escrow Agreement, except to the extent that any Loss is finally adjudicated to be caused exclusively by the Stockholder Representative’s willful misconduct or bad faith. If not paid directly to the Stockholder Representative by the Company Stockholders, any such Losses may be recovered by the Stockholder Representative from (a) the Stockholder Representative Expense Fund and (b) the amounts in the Escrow Fund otherwise distributable to the Company Stockholders pursuant to the terms hereof and the Escrow Agreement at the time of distribution to such Company Stockholders in accordance with written instructions delivered by the Stockholder Representative to the Escrow Agent; provided that while this Section 8.5 allows the Stockholder Representative to be paid from the Stockholder Representative Expense Fund and the Escrow Fund, it does not relieve the Company Stockholders from their obligation to promptly pay such indemnified Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise.

Section 9. General

9.1 Waivers and Consents; Amendments.

(a) For the purposes of this Agreement and all agreements, documents and instruments executed pursuant hereto, no course of dealing between or among any of the parties hereto, and no delay on the part of any party hereto in exercising any rights hereunder or thereunder, shall operate as a waiver of the rights hereof and thereof. No covenant or provision hereof may be waived otherwise than by a written instrument signed by the party or parties so waiving such covenant or other provision as contemplated herein.

(b) During the Interim Period, this Agreement may be amended by the Company, on the one hand, and Parent and Merger Sub, on the other hand, by action taken by or on behalf of their respective boards of directors (as evidenced by an instrument signed by such parties), except that approval of such parties’ shareholders of any amendment prior to the Effective Time shall be required to the extent required by applicable Laws. Following the Effective Time, this Agreement may be amended by action taken by or on behalf of the Board of Directors of Parent, on the one hand, and the Stockholder Representative, on the other hand.

(c) At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and/or (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

9.2 Governing Law. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

9.3 Consent to Jurisdiction. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated herein, each of the parties hereto: (a) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (b) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal court); and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court). Each of the parties agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.7.

9.4 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.4.

9.5 Section Headings; Construction. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require. The Company and Parent have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by such parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.

9.6 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, and delivered via facsimile transmission or via e-mail with scan or email attachments, and any such counterpart executed and delivered via facsimile transmission or via e-mail with scan or e-mail attachment will be taken to be an original for all intents and purposes, but such counterparts shall together constitute but one and the same document.

9.7 Notices and Demands. Any notice or demand that is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes (a) when delivered in writing by hand, telecopy, telex or other method of facsimile (with transmission confirmation), (b) five days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or (c) one day after being sent by overnight delivery providing receipt of delivery, to the following addresses:

if to Parent or Merger Sub:

MSDSonline Holdings, Inc.

c/o ICG Holdings, Inc.

56 W. Main Street

Plaza 273, Suite 212A

Christiana, DE 19702

Facsimile: (302) 292-3972

Attention: General Manager

with a copy to:

ICG Group, Inc.

690 Lee Road, Suite 310

Wayne, PA 19087

Facsimile: (610) 727-6901

Attention: General Counsel

if to the Company:

MSDSonline Inc.

350 North Orleans Street, Suite 950

Chicago, IL 60654

Facsimile: (312) 881-2001

Attention: Chief Executive Officer

with a copy to:

Kelley Drye & Warren LLP

333 West Wacker Drive

Chicago, IL 60606

Facsimile: (312) 857-7095

Attention:	Timothy R. Lavender, Esq.
Thomas H. Ferguson, Esq.

If to the Stockholder Representative:

GB Stockholder Services, Inc.

350 North Orleans, Suite 950

Chicago, Illinois 60654

Facsimile: (312) 253-8215

Attention: Greg Buchholz

or at any other address designated by a party to the other parties hereto in writing.

9.8 Remedies; Severability. It is specifically understood and agreed that any breach of the covenants of this Agreement, or any other agreement executed and delivered pursuant to this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law). Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law(s), but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable Law(s), such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

9.9 Integration. This Agreement, including the Company Disclosure Schedule, the Parent Disclosure Schedule and the other exhibits, documents and instruments referred to herein or therein constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, which shall be completely superseded by this Agreement.

9.10 Assignability; Binding Agreement. This Agreement may not be assigned by any party hereto (except to any Affiliate of such party) without the prior written consent of each other party hereto. This Agreement (including the provisions of Sections 4A and 7) shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns, and no others. Notwithstanding the foregoing, nothing in this Agreement is intended to give any Person not named herein the benefit of any legal or equitable right, remedy or claim under this Agreement, except as expressly provided herein.

9.11 Expenses. Each of the parties hereto hereby agrees that, except as otherwise provided in this Agreement, any accounting, banking, investment banking and legal fees, disbursements and other out-of-pocket expenses (the “Transaction Expenses”) incurred by Parent and Merger Sub, on the one hand, and the Company, the Company Stockholders and the Stockholder Representative, on the other hand, in connection with the execution of this Agreement or the other agreements, documents or transactions contemplated hereby or thereby shall be the sole responsibility of such party; provided that, for the avoidance of doubt, any Transaction Expenses to be borne by the Company prior to the Closing shall be reflected in the calculation of Closing Working Capital.

9.12 Publicity. The initial press release regarding the Merger shall be a joint press release approved by both Parent and the Company, and, thereafter, Parent and the Company shall, and shall cause their respective Affiliates and representatives to, consult with each other prior to issuing any press releases or otherwise making any public announcements with respect to the Merger and the other transactions contemplated by this Agreement, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or by the request of any Governmental Authority.

9.13 Conflict and Privilege. It is acknowledged by each of the parties hereto that the Stockholder Representative may retain KDW to act as its counsel in connection with the performance of its duties hereunder. Parent and Merger Sub hereby agree that in the event that a dispute arises after the Closing between Parent and its Subsidiaries, on the one hand, and the Stockholder Representative and the Company Stockholders, on the other hand, KDW may represent the Stockholder Representative and/or the Company Stockholders in such dispute even though the interests of the Stockholder Representative and/or the Company Stockholders may be directly adverse to Parent and its Subsidiaries, and even though KDW may have represented the Company or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation or its Subsidiaries. Parent and Merger Sub further agree that, as to all communications among KDW, the Company, its Subsidiaries, the Stockholder Representative and/or any Company Stockholders that relate in any way to the Transactions, the attorney-client privilege and the expectation of client confidence belongs to the Stockholder Representative and the Company Stockholders and may be controlled by the Stockholder Representative and the Company Stockholders and shall not pass to or be claimed by Parent, Merger Sub, the Surviving Corporation or any of its Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Corporation and its Subsidiaries, on the one hand, and a third party other than the Stockholder Representative or a Company Stockholder, on the other hand, Parent, the Surviving Corporation and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Parent, the Surviving Corporation or its Subsidiaries may waive such privilege without the prior written consent of the Stockholder Representative.

9.14 Guarantee; ICG Payment Rights and Obligations.

(a) The Guarantor irrevocably and unconditionally guarantees the performance by Parent and Merger Sub of their obligations under this Agreement (i) to be performed on or before the Closing Date, including the deposit of the Initial Merger Consideration with the Paying Agent, the Escrow Consideration with the Escrow Agent, and the Stockholder Representative Expense Fund with the Stockholder Representative, (ii) to be performed after the Closing Date, including the payment of any adjustment to the Merger Consideration if the calculation of the Net Final Working Capital exceeds the Net Estimated Working Capital and the indemnification obligations.

(b) Notwithstanding anything herein or otherwise to the contrary, each of the parties hereto agrees that (i) any amounts payable or stock distributable to Parent pursuant to the terms of this Agreement and/or the Escrow Agreement, including, without limitation, Sections 1.10 and 7 hereof, shall be paid or distributed by the relevant party or parties directly to ICG, and any amounts payable by Parent pursuant to the terms of this Agreement and/or the Escrow Agreement, including, without limitation, Sections 1.10 and 7 hereof, shall be paid to the relevant party or parties directly by ICG, which shall be the primary obligor with respect to such payment.

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IN WITNESS WHEREOF, the parties have executed this Agreement or have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

COMPANY:

MSDSONLINE INC.

By:	/s/ Glenn D. Trout, Jr.
	Name:	Glenn D. Trout, Jr.
	Title:	President and Chief Executive Officer

PARENT:

MSDSONLINE HOLDINGS, INC.

By:	/s/ Suzanne L. Niemeyer
	Name:	Suzanne L. Niemeyer
	Title:	Authorized Person

MERGER SUB:

MSDSONLINE ACQUISITION CORP.

By:	/s/ Suzanne L. Niemeyer
	Name:	Suzanne L. Niemeyer
	Title:	Authorized Person

STOCKHOLDER REPRESENTATIVE:

GB STOCKHOLDER SERVICES, INC.

By:	/s/ Greg Buchholz
	Name:	Greg Buchholz
	Title:	President

GUARANTOR:

ICG HOLDINGS, INC.

By:	/s/ Suzanne L. Niemeyer
Name: Suzanne L. Niemeyer
Title: Vice President